                                                                    Exhibit 99.2


                             SOUND FEDERAL BANCORP

                                   CONVERSION

                                   VALUATION

                                   APPRAISAL


              DATE ISSUED:                        JUNE 12, 1998
              DATE OF MARKET PRICES:               JUNE 8, 1998

                                Table of Contents
                              Sound Federal Bancorp
                              Mamaroneck, New York



INTRODUCTION                                                                   1


1.  OVERVIEW AND FINANCIAL ANALYSIS                                            3

    GENERAL OVERVIEW                                                           3
    HISTORY                                                                    4
    STRATEGIC DIRECTION                                                        5
    BUSINESS STRATEGY                                                          7
    BALANCE SHEET TRENDS                                                       8
    LOAN PORTFOLIO                                                            11
    SECURITIES                                                                14
    INVESTMENTS AND MORTGAGE-BACKED SECURITIES                                15
    ASSET QUALITY                                                             16
    FUNDING COMPOSITION                                                       18
    ASSET/LIABILITY MANAGEMENT                                                20
    NET WORTH AND CAPITAL                                                     21
    INCOME AND EXPENSE TRENDS                                                 22
    SUBSIDIARIES                                                              26
    LEGAL PROCEEDINGS                                                         26

2.  MARKET AREA ANALYSIS                                                      27

    MARKET AREA DEMOGRAPHICS                                                  27
    MARKET AREA DEPOSIT CHARACTERISTICS                                       29
    FEDERAL RESERVE BANK - NATIONAL SUMMARY                                   31
    FEDERAL RESERVE DISTRICT 2 - NEW YORK                                     37

3.  COMPARISONS WITH PUBLICLY TRADED THRIFTS                                  40

    INTRODUCTION                                                              40
    SELECTION SCREENS                                                         41
    SELECTION CRITERIA                                                        42
    COMPARABLE GROUP PROFILES                                                 44

4.  MARKET VALUE DETERMINATION                                                49

    INTRODUCTION                                                              49
    BALANCE SHEET STRENGTH                                                    50
    ASSET QUALITY                                                             53

    EARNINGS QUALITY, PREDICTABILITY AND GROWTH                               54
    MARKET AREA                                                               58
    MANAGEMENT                                                                59
    DIVIDENDS                                                                 60
    LIQUIDITY OF THE ISSUE                                                    62
    SUBSCRIPTION INTEREST                                                     63
    RECENT REGULATORY MATTERS                                                 64
    MARKET FOR SEASONED THRIFT STOCKS                                         65
    MARKET FOR MHC STOCKS                                                     69
    ACQUISITION MARKET                                                        71
    ADJUSTMENTS TO VALUE                                                      77
    VALUATION APPROACH                                                        78
    VALUATION CONCLUSION                                                      82

                                List of Exhibits
                              Sound Federal Bancorp
                              Mamaroneck, New York
EXHIBIT

      1  Profile of FinPro, Inc.

      2  Consolidated Statements of Financial Condition

      3  Consolidated Statements of Income

      4  Consolidated Statements of Changes in Net Worth

      5  Consolidated Statements of Cash Flows

      6  Selected Data on All Public Thrifts

      7  Industry Multiples

      8  MHC Conversions

      9  Recent Standard Conversions

     10 Full Appraisal Pro forma March 31, 1998 - 12 Months Data

     11 Full Appraisal With Foundation Pro forma March 31, 1998 - 12 Months Data

     12 Appraisal MHC With Foundation Pro forma March 31, 1998 - 12 Months Data

Conversion Valuation Appraisal Report                             Page:  1 - 1


INTRODUCTION



This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro-forma market value of the common stock ( the "Common Stock") of Sound Federal Savings & Loan Association ( the "Bank") in connection with the Plan of Mutual Holding Company Reorganization and Stock Issuance ("Plan") of the Bank. Pursuant to the Plan, the Bank (i) will establish a mid tier company, Sound Federal Bancorp (the "Bancorp") and a mutual holding company, Sound Federal, MHC (the "Mutual Holding Company"); (ii) will exchange its mutual savings bank charter for a stock savings bank charter; (iii) will issue 100% of its common stock to the Bancorp; and (iv) the Bancorp will issue 45% to the public and 4.44% of the shares issued to the public to a newly formed charitable foundation.

It is our understanding that the Bank will offer its stock in a subscription and community offering to the Bank's Eligible Account Holders, to the Bank's ESOP, to Supplemental Eligible Account Holders of the Bank, to Other Participants, to the board members, officers and employees of the Bank, and to the community.

This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof. Pursuant to the Reorganization, the Bank is filing with the Office of Thrift Supervision ("OTS") a Notice of Mutual Holding Company Reorganization and an Application for approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company on Forms MHC-1 and MHC-2 ("Form MHC-1/MHC-2").

In the course of preparing our report, we reviewed the audited financial statements of the Bank's operations for the twelve month periods ending March 31, 1998, and March 31, 1997 and the Bank's operations and financials for the prior three years. We have conducted due diligence analysis of the Bank and the Company (hereinafter, collectively referred to as "the Bank") and held due diligence related discussions with the Bank's management and board, KPMG Peat Marwick, LLP, (the Bank's independent audit firm), Luse, Lehman, Gorman, Pomerenk, & Schick (the Bank's special counsel), and Sandler O'Neill & Partners, L.P. (the Bank's financial and marketing advisor). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Conversion Valuation Appraisal Report                             Page:  1 - 2


Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Reorganization on the Bank, operation and expected financial performance as they related to the Bank's estimated pro-forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

OUR VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, TO BE A RECOMMENDATION OF ANY KIND AS THE ADVISABILITY OF PURCHASING SHARES OF COMMON STOCK IN THE REORGANIZATION. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS WHO PURCHASE SHARES OF COMMON STOCK IN THE REORGANIZATION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO-FORMA MARKET VALUE THEREOF. FINPRO IS NOT A SELLER OF SECURITIES WITHIN THE MEANING OF ANY FEDERAL OR STATE SECURITIES LAWS AND ANY REPORT PREPARED BY FINPRO SHALL NOT BE USED AS AN OFFER OR SOLICITATION WITH RESPECT TO THE PURCHASE OR SALE OF ANY SECURITIES.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank's financial condition, operating performance, management policies and procedures, and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro-forma market value of the Bank, appropriate adjustments to the estimated pro-forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report                             Page:  1 - 3


1.  OVERVIEW AND FINANCIAL ANALYSIS


          GENERAL OVERVIEW



The Bank after the Reorganization, will be a federally chartered stock holding company, the wholly owned subsidiary of Sound Federal Bancorp, who in turn, is majority owned by Sound Federal MHC and minority owned by the public. As of March 31, 1998, the Bank had $254.7 million in total assets, $219.9 million in deposits, $128.6 million in net loans and $31.9 million in equity.

The following table shows the Bank's branch network as of March 31, 1998.

                         FIGURE 1 - CURRENT BRANCH LIST


         BRANCH OFFICE                            TOWN

   WESTCHESTER COUNTY

   30 Mamaroneck Avenue                         Mamaroneck

   189 Halstead Avenue                           Harrison

   115 Ridge Street                              Rye Brook

Conversion Valuation Appraisal Report                             Page:  1 - 4


               HISTORY

1891 Mamaroneck Co-operative Savings and Loan Association was incorporated January 2.

1895     The Association moved to 111 Mamaroneck Avenue.

1910     The Association moved to 54 West Boston Post Road.

1926     The Association moved to 60 West Boston Post Road.

1930     The Association moved to 236 Mamaroneck Avenue.

1935 Mamaroneck Co-operative Savings and Loan Association was converted to a Federal Association under the name Mamaroneck Federal Savings and Loan Association.

1939 The Association moved to its new headquarters located at 142 Mamaroneck Avenue.

1952 The Association took title to 300 Mamaroneck Avenue which was razed for the construction of a new building.

1954 A grand opening was held on November 20, establishing the Associations current headquarters.

1961 The Association opened its second branch on April 1 at the corner of Oakland Avenue and Halstead Avenue in Harrison, New York.

1970 A special meeting of members was held to amend section 3 of the Bank's Charter, converting the Association from a share institution to a deposit institution.

1972 The grand opening for the Bank's Rye Ridge branch, 115 South Ridge Street was held on December 9th.

1978 At a special meeting, held on October 13th, the members approved a change in the name of the Association to Sound Federal Savings and Loan Association.

1979 A parcel of land adjacent to 300 Mamaroneck Avenue was purchased for the construction of a drive-up window which opened on January 12, 1980.

Conversion Valuation Appraisal Report                             Page:  1 - 5

         STRATEGIC DIRECTION

The Bank has historically operated as a traditional thrift, taking consumer deposits and making mortgage loans. The portfolio of loans is supplemented, however, with a mix of short and long duration investment securities.

It is anticipated that the Bank will form an Employee Stock Ownership Plan ("ESOP") which will purchase 8% of the minority shares as part of the Initial Public Offering and a Management Recognition and Retention Plan ("MRP") which will purchase 4% of the minority shares approximately six months after the conversion in the aftermarket. In addition, at the midpoint of the valuation range, 276,818 stock options will be authorized as part of the conversion. No option plans or restricted stock plans will be implemented for at least six months after the Conversion and Reorganization.

The Board of Directors of the Bank believes that the decision to convert to a mutual holding company is in the best interests of all parties associated with the bank. The resultant entity will:

         - be financially stronger, primarily as a result of additional capital;

         - be better positioned to compete in the markets the Bank serves;

         - facilitate possible acquisition opportunities and possible diversification;

         -        provide access to capital markets;

         -        allow for a wider array of products and services; and,

         - provide financial capacity to buy or build critical mass in new geographic markets or in the markets it currently serves.

The Reorganization also provides the Bank, Bancorp and MHC the corporate flexibility to raise additional capital and further diversify into bank related activities when such opportunities or needs arise. The Bank can utilize its new structure to:

Conversion Valuation Appraisal Report                             Page:  1 - 6


         -        form new subsidiaries; and



         - purchase branches, acquire or merge with other banks, thrifts or financial services related company.


Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Bancorp and MHC will be in a position after the conversion (subject to regulatory limitations and the financial condition of Bancorp and MHC) to take advantage of any such opportunity that may arise.

Conversion Valuation Appraisal Report                             Page:  1 - 7



           BUSINESS STRATEGY

The Bank's current strategic plan is to maintain profitability and its well-capitalized position to take advantage of future expansion or growth opportunities, while managing growth, maintaining asset quality, controlling expenses and managing its exposure to credit and interest rate risk. Management seeks to accomplish these goals by:

(1) Emphasizing its retail banking services through its network of branch offices, which includes the origination of one-to-four family mortgage loans, as well as commercial real estate, home equity, multi-family, construction and development and consumer loans, in the communities it serves as market conditions permit; and

(2) Expanding its current branch franchise as opportunities present themselves; and

(3) Enhancing earnings and offsetting the effects of the extreme competition for real estate loans in the Bank's market area through the purchase of U.S. Government agency, and treasury securities and MBS's, which provide a source of liquidity, low credit risk and low administrative cost as well as helping to manage interest rate risk; and continuing to monitor interest rate risk.

(4)      Additionally, management will seek to increase loan originations.

Competition, however has remained intense in the Bank's market area, which has resulted in the Bank's total securities portfolio representing a greater percentage of total assets than its loan portfolio in each of the last five years. Management believes that continuing to seek lending opportunities, as well as investing in wholesale investments, enables the Bank to effectively control its interest rate risk while at the same time enabling it to maintain a balance of high quality, diversified investments, provide for collateral for short and long term borrowings and lessen exposure to credit risk.

Conversion Valuation Appraisal Report                             Page:  1 - 8



        BALANCE SHEET TRENDS

Since March 31, 1994, the Bank's balance sheet has grown from $204.3 million to $254.7 million. This represents growth of 24.70% since March 31, 1994. Retained earnings has increased $10.3 million from $21.6 million at March 31, 1994 to $31.9 million at March 31, 1998.

                  FIGURE 2 - ASSET AND RETAINED EARNINGS CHART

                       Assets           Retained Earnings
                    ------------        -----------------
                   $ in thousands         $ in millions

Mar. 94               $204,283                 $21.6
Mar. 95                214,225
Mar. 96                230,026
Mar. 97                242,983
Mar. 98                254,749                 $31.9


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 9



                       FIGURE 3 - AVERAGE YIELDS AND COSTS

------------------------------------------------------------------------------------------------------------------------------------
                                                                               FOR THE YEAR ENDED MARCH 31,
                               -----------------------------------------------------------------------------------------------------
                               AT MARCH 31, 1998               1998                     1997                       1996
                               -----------------------------------------------------------------------------------------------------

                                AVERAGE   YIELD/   AVERAGE             YIELD/  AVERAGE            YIELD/  AVERAGE             YIELD/
                                BALANCE    COST    BALANCE   INTEREST   COST   BALANCE  INTEREST   COST   BALANCE   INTEREST   COST
------------------------------------------------------------------------------------------------------------------------------------

Interest-earning assets:
 Loan                           $128,558    8.20%  $124,646  $10,456    8.39%  $118,986  $ 9,987   8.39%  $111,022  $ 9,468    8.53%
 Mortgage-backed securities       53,421    6.91%    53,475    3,515    6.57%    50,930    3,244   6.37%    43,440    2,819    6.49%
 Other securities                 14,471    6.21%    13,789      826    5.99%    12,956      768   5.93%    14,280      717    5.02%
 Federal funds sold               36,400    5.45%    34,292    1,929    5.63%    33,523    1,793   5.35%    31,685    1,870    5.90%
 Certificates of deposit          11,483    6.16%    12,002      738    6.15%    11,765      700   5.95%    11,317      699    6.18%
 Other interest-earning assets     3,515    6.04%     2,512      154    6.13%     2,360      145   6.14%     2,623      159    6.06%
                                --------           --------  -------           --------  -------          --------  -------
  Total interest-earning
    assets                       247,848    7.28%   240,716  $17,618    7.32%   230,520  $16,637   7.22%   214,367  $15,732    7.34%
                                                             =======                     =======                    =======
Noninterest earning  assets        6,901              7,100                       6,606                      6,459
                                --------           --------                    --------                   --------
  Total assets                  $254,749           $247,816                    $237,126                   $220,826
                                ========           ========                    ========                   ========

Interest-bearing liabilities:
 Passbook and club accounts     $ 61,347    2.54%  $ 62,197  $ 1,573    2.53%  $ 64,537  $ 1,640   2.54%  $ 67,537  $ 1,903    2.82%
 Money market accounts            17,676    3.05%    18,556      510    2.75%    17,845      525   2.94%    16,446      516    3.14%
 Demand and NOW deposits          21,261    2.04%    20,269      452    2.23%    19,454      393   2.02%    17,615      358    2.03%
 Certificates accounts           119,629    5.60%   114,015    6,165    5.41%   104,991    5,318   5.07%    91,557    5,032    5.50%
 Other interest-bearing
  liabilities                      2,451    2.22%     1,870       43    2.30%     1,771       41   2.32%     1,651       39    2.36%
                                --------           --------  -------           --------  -------          --------  -------
 Total interest-bearing
   deposits                      222,364    4.18%   216,907  $ 8,743    4.03%   208,598  $ 7,917   3.80%   194,806  $ 7,848    4.03%
                                                             =======                     =======                    =======
Non-interest-bearing
   liabilities                       484                448                         508                        395
                                --------           --------                    --------                   --------
  Total liabilities              222,848            217,355                     209,106                    195,201
Equity                            31,901             30,461                      28,020                     25,625
                                --------           --------                    --------                   --------
  Total liabilities and
    equity                      $254,749           $247,816                    $237,126                   $220,826
                                ========           ========                    ========                   ========
Net interest income                                          $ 8,875                     $ 8,720                    $ 7,884
                                                             =======                     =======                    =======
Net interest rate spread                    3.10%                       3.29%                      3.42%                       3.31%
Net earning  assets             $ 25,484           $ 23,830                    $21,943                    $ 19,582
                                ========           ========                    ========                   ========
Net interest margin                                                     3.69%                      3.78%                       3.68%
Average interest-earning
  assets to average interest-
  bearing liabilities                     111.46%                     110.99%                    110.51%                     110.04%
------------------------------------------------------------------------------------------------------------------------------------


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 10



The following tables set forth certain information concerning the financial position of the Bank along with selected ratios at the dates indicated.

                        FIGURE 4 - KEY BALANCE SHEET DATA

                                                        At March 31,
                                           -------------------------------------
                                             1998           1997          1996
                                           -------------------------------------
                                                     ($ in thousands)
                                           -------------------------------------
SELECTED FINANCIAL CONDITION AND DATA:
Total Amount of:
  Total Assets                              $254,749     $242,983       $230,026
  Loans receivable, net                      128,558      121,617        113,532
  Mortgage-backed securities
    Held to maturity                          53,421       52,901         48,307
    Held for investment                           --           --             --
  Other securities
    Held to maturity                          11,477       10,452         11,184
    Held for investment                           --           --             --
    Available for sale                         2,994        1,995          1,994
  Deposits                                   219,913      211,223        200,611
  Equity                                      31,901       29,017         26,726

Source:  Offering Prospectus


                              FIGURE 5 - KEY RATIOS

                                                        AT OR FOR THE
                                                      YEAR ENDED MARCH 31,
                                           -------------------------------------
KEY OPERATING RATIOS                        1998            1997          1996
                                           -------------------------------------
SELECTED FINANCIAL RATIOS & OTHER DATA:
Performance Ratios:
  Return on assets (ratio of net income
    to average total assets)                  1.16%          0.97%        1.09%
  Return on equity (ratio of net income
     to average equity)                       9.47%          8.17%        9.35%
  Average interest rate spread                3.29%          3.42%        3.31%
  Net interest margin                         3.69%          3.78%        3.68%
  Efficiency ratio                           43.66%         44.65%       47.76%
  Noninterest expenses to average total
    assets                                    1.60%          2.22%        1.75%
  Average interest-earning assets to
    average interest bearing liabilities    110.98%        110.51%      110.54%

ASSET QUALITY RATIOS:
  Nonperforming assets to total assets        0.82%          0.98%        1.37%
  Allowance for loan losses to
    nonperforming loans                      50.26%         37.32%       23.48%
  Allowance for loan losses to total
    loans                                     0.75%          0.68%        0.62%

CAPITAL RATIOS:
  Equity to total assets at end of period    12.52%         11.94%       11.62%
  Average equity to average assets           12.29%         11.82%       11.60%

OTHER DATA:
  Number of full-service offices                 3              3            3

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 11



                    LOAN PORTFOLIO

The Bank's loan portfolio is very one dimensional, primarily composed of one-to-four family residential loans, with 93.5% of total loans falling into this category.

                    FIGURE 6 - LOAN MIX AS OF MARCH 31, 1998

                                   [PIE CHART]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 12



The Bank increased its lending portfolio by $23.9 million, from $104.7 million at March 31, 1994, to $128.6 million at March 31, 1998. The Bank's net loan to asset ratio was 50.46% at March 31, 1998 and has remained at about that level since March 1994.

                      FIGURE 7 - NET LOANS RECEIVABLE CHART

                                                 Net Loans
                                              $ in thousands
                     Mar-94                       $104,707
                     Mar-95                       $108,684
                     Mar-96                       $113,532
                     Mar-97                       $121,617
                     Mar-98                       $128,556


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 13



The Bank's loan portfolio is primarily composed of one-to-four family residential loans. However, the Bank does offer commercial, construction, and consumer loans, although in aggregate these loans comprise only a small portion of the loan mix. Construction loans have decreased to $1.8 million at March 31, 1998 from $5.5 million at March 31, 1997.


                               FIGURE 8 - LOAN MIX

                                                                             At March 31,
                                   -------------------------------------------------------------------------------------------------
                                        1998                1997                1996                1995                1994
                                   -----------------   -----------------   -----------------   -----------------   -----------------
                                   Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent
                                   ------    -------   ------    -------   ------    -------   ------    -------   ------    -------
                                                                           $ IN THOUSANDS
REAL ESTATE LOANS:
  One to four family               $121,865    93.5%   $113,082    91.4%   $105,996    90.8%   $103,821    90.8%   $ 99,393    94.4%
  Multi-family                          892     0.7%        348     0.3%        373     0.3%        395     0.4%        680     0.6%
  Commercial                          3,811     2.9%      3,416     2.7%      3,469     3.0%      3,188     2.9%      3,088     2.9%
  Construction                        1,800     1.4%      5,539     4.5%      5.193     4.5%      1,451     1.3%        365     0.4%
                                   --------  ------    --------  ------    --------  ------    --------  ------    --------  ------
    Total Mortgage Loans            128,368    98.5%    122,385    98.9%    115,031    98.6%    108,855    98.7%    103,526    98.3%

CONSUMER LOANS:
  Automobile                          1,011     0.8%      1,028     0.8%        968     0.8%        647     0.6%        185     0.2%
  Other                               1,016     0.7%        426     0.3%        665     0.6%        737     0.7%      1,625     1.5%
                                   --------  ------    --------  ------    --------  ------    --------  ------    --------  ------
    Total Consumer Loans              2,027     1.5%      1,454     1.1%      1,633     1.4%      1,384     1.3%      1,810     1.7%
  Total Loans receivable           $130,395   100.0%   $123,839   100.0%   $116,664   100.0%   $110,239   100.0%   $105,336   100.0%
                                   ========  ======    ========  ======    ========  ======    ========  ======    ========  ======
Less:
  Construction loans in process         573               1,049               2,023                 500                 112
  Allowance for loan losses             984                 845                 725                 652                 568
  Deferred loan origination fees        280                 328                 384                 503                 529
                                   --------            --------            --------            --------            --------
Total loans, net                   $128,558            $121,617            $113,532            $108,584            $104,127

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 14



                      SECURITIES

The Bank's security portfolio has grown from $48.3 million at March 31, 1994, to $67.9 million at March 31, 1998. The portfolio is primarily composed of mortgage-backed securities.

                           FIGURE 9 - SECURITIES CHART


                              Mar-94    Mar-95    Mar-96    Mar-97    Mar-98
Mortgage-Backed Securities    $36,332   $40,046   $48,307   $52,901   $53,421
Investment Securities         $12,013   $14,991   $13,178   $12,447   $14,477
                              -------   -------   -------   -------   -------
Total                         $48,345   $55,037   $61,485   $65,348   $67,898
                              =======   =======   =======   =======   =======




Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 15



      INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The investment and mortgage-backed securities portfolio is comprised primarily of GNMA adjustable securities. Of the investments, only a modest portfolio of mutual fund investments is available for sale, however, the Bank has a high level of liquidity with $36.4 million in federal funds sold and $11.5 million in certificates of deposit.

                           FIGURE 10 - INVESTMENT MIX

                                                                                     At March 31,
                                             -------------------------------------------------------------------------------------
                                                      1998                          1997                          1996
                                             --------------------------------------------------------------------------------------
                                             Amortized                     Amortized                     Amortized
                                               Cost         Fair Value       Cost         Fair Value       Cost         Fair Value
                                             --------------------------------------------------------------------------------------
                                                                                 Dollars in Thousands
Mortgage-backed securities:
Adjustable rate:
  GNMA                                       $45,260        $45,411        $44,811        $44,741        $39,725        $39,239
  Fannie Mae                                   6,935          6,940          6,438          6,424          6,534          6,552
Fixed rate:
  GNMA                                         1,129          1,211          1,518          1,593          1,873          1,978
  Freddie Mac                                     97             99            134            134            175            177
                                             -------        -------        -------        -------        -------        -------
Total mortgage-backed securities             $53,421        $53,661        $52,901        $52,892        $48,307        $47,946
                                             =======        =======        =======        =======        =======        =======

Securities held to maturity:
  US Government securities                   $ 4,012        $ 4,030        $ 6,004        $ 5,993        $ 6,003        $ 6,005
  Federal agency obligations                   7,465          7,400          4,448          4,407          5,181          5,170
Securities available for sale:
  Mutual fund investments                      3,000          2,994          2,000          1,995          2,000          1,994
                                             -------        -------        -------        -------        -------        -------
    Total other securities                   $14,477        $14,424        $12,452        $12,395        $13,184        $13,169
                                             =======        =======        =======        =======        =======        =======


Average remaining life of other securities   7.2 years                     2.8 years                     3.8 years

Other interest-earning assets:
  Federal funds sold                         $36,400                       $35,200                       $34,800
  Certificates of deposit                     11,483                        11,986                        11,594
  FHLB stock                                   1,745                         1,607                         1,513
                                             -------                       -------                       -------
    Total                                    $49,628                       $48,793                       $47,907
                                             =======                       =======                       =======

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 16



                    ASSET QUALITY

The Bank has a moderate level of non-performing assets. As a percentage of assets, total non-performing assets have decreased from 0.87% at March 31, 1994, to 0.82% at March 31, 1998. Non-performing assets peaked at $3.143 million at March 31, 1996. At March 31, 1998 non-performing assets have declined to $2.087 million, a decrease of 33.60%.

                     FIGURE 11 - NON-PERFORMING ASSETS CHART

                                   [BAR CHART]

Source:  Offering Prospectus

                        FIGURE 12 - NON-PERFORMING LOANS


-------------------------------------------------------------------------------
                                                            At March 31, 1998
                                                             ($ in thousands)
-------------------------------------------------------------------------------

Non-performing loans                                               $1,958
Real estate owned, net                                                129
-------------------------------------------------------------------------------
   Total non-performing assets                                     $2,087

Non-performing loans as a percentage of total loans                  1.50%
Non-performing assets as a percentage of total assets                0.82%
-------------------------------------------------------------------------------



Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 17



The Bank has grown its allowance for loan and lease losses from $568 thousand at March 31, 1994 to $984 thousand at March 31, 1998. As a percentage of loans, ALLL increased from 0.54% at March 31, 1994 to 0.75% at March 31, 1998. The ALLL to non-performing loans ratio was 50.26% as of March 31, 1998.



         FIGURE 13 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

                                         $ in thousands
    ----------------------------------------------------
     March 1994                                $568
     March 1995                                $652
     March 1996                                $725
     March 1997                                $845
     March 1998                                $984
    -----------------------------------------------------




Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 18



                 FUNDING COMPOSITION

The Bank's average deposit mix is presented below. The Bank's deposit mix has shifted away from non time deposits (core deposits) and towards time deposits (certificates of deposit). The weighted average rate on deposits has increased since March 31, 1996, rising from 3.94% to 4.20% at March 31, 1998.

                             FIGURE 14 - DEPOSIT MIX

--------------------------------------------------------------------------------------------------------------------------------
                                                                            March 31,
                           -----------------------------------------------------------------------------------------------------
                                            1998                              1997                             1996
                           -----------------------------------------------------------------------------------------------------
                                                    Weighted                            Weighted                         Weighted
                                                     Average                             Average                          Average
                           Amount      Percent        Rate       Amount       Percent      Rate     Amount      Percent     Rate
                           ------------------------------------------------------------------------------------------------------
                                                                                                                             '


Transaction accounts
  & savings deposits:
 Passbook & club
  accounts               $  61,347     27.9%        2.54%     $ 63,579         30.1%      2.54%       $67,637     33.7%      2.54%
 Money market accounts      17,676      8.0%        3.05%       17,497          8.3%      3.10%        16,561      8.3%      3.10%
 NOW accounts               21,261      9.7%        2.04%       19,885          9.4       2.04         19,320      9.6%      2.04%
                         ---------                             -------                                -------
      Total               $100,284     45.6%        2.52%      100,961         47.8       2.54        103,518     51.6%      2.54%
                         ---------                             -------                                -------
Certificates of
   deposits maturing:
 Within one year           108,902     49.5%        5.60%      101,169         47.9%       5.39%       82,431     41.1%      5.44%
 After one year but
   within three years        9,613      4.4%        5.72%        7,597          3.6%       5.72%       12,160      6.1%      5.44%
 After three years           1,114      0.5%        4.49%        1,496          0.7%       4.53%        2,502      1.2%      5.05%
                         ---------                            --------                               --------
      Total                119,629     54.4%        5.60%      110,262         52.2%       5.40%       97,093     48.4%      5.43%
                         ---------                            --------                               --------
Total Deposits            $219,913    100.0%        4.20%     $211.223        100.0%       4.03%     $200,611    100.0%      3.94%
                         =========                            ========                               ========

-------------------------------------------------------------------------------------------------------------


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 19



Deposits have increased $39.9 million from $180.0 million at March 31, 1994 to $219.9 million at March 31, 1998, or growth of 22.19%. The Bank has had no borrowings over the five year period.

                  FIGURE 15 - DEPOSIT AND BORROWING TREND CHART

                                               $ IN THOUSANDS
                    Mar-94                        $179,980
                    Mar-95                        $186,951
                    Mar-96                        $200,611
                    Mar-97                        $211,223
                    Mar-98                        $219,913


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 20



              ASSET/LIABILITY MANAGEMENT

The Bank manages its interest rate risk through normal balance sheet activities and does not utilize any hedging techniques. The following chart illustrates the Bank's net portfolio value at March 31, 1998, as calculated by the OTS. As Figure 16 demonstrates, at all rate shocks the Bank's NPV is above the minimum required level of capital.

                         FIGURE 16 - NET PORTFOLIO VALUE

                                  [LINE CHART]

Source:  OTS at March 31, 1998

Conversion Valuation Appraisal Report                             Page:  1 - 21



                NET WORTH AND CAPITAL

At March 31, 1998, the Bank had capital in excess of the minimum requirements for all three measures.

                          FIGURE 17 - CAPITAL ANALYSIS

------------------------------------------------------------------------------------------------------
                                        ACTUAL           MINIMUM REQUIREMENT      EXCESS CAPITAL
----------------------------------------------------------------------------------------------------
REGULATORY CAPITAL POSITION       AMOUNT                 AMOUNT                 AMOUNT
AT MARCH 31, 1998                 (000'S)    RATIO       (000'S)     RATIO      (000'S)     RATIO
------------------------------------------------------------------------------------------------------
TOTAL CAPITAL                    $32,885      34.90%     $7,527       8.00%     $25,358      26.90%
  (to risk-weighted assets)

CORE (TIER 1) CAPITAL             31,901      12.50%      7,642       3.00%     $24,259       9.50%
  (to adjusted total assets)

TANGIBLE CAPITAL                  31,901      12.50%      3,821       1.50%     $28,080      11.00%
  (to adjusted total assets)

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 22



              INCOME AND EXPENSE TRENDS

Annual net income has been relatively flat since March 31, 1994. The year ended March 31, 1997 net income was skewed downward by the one-time SAIF assessment, which was $1.2 million on a pre-tax basis. On an after-tax basis, the adjustment would have been approximately $768 thousand. Therefore, the Bank's adjusted year ended March 31, 1997 net income would have been $3.0 million as opposed to the $2.290 million unadjusted net income for the same period.

                          FIGURE 18 - NET INCOME CHART

                                             $ IN THOUSANDS
                         Mar-94                   $2,845
                         Mar-95                   $2,742
                         Mar-96                   $2,397
                         Mar-97                   $2,290
                         Mar-98                   $2,885


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 23



Both spread and margin have held flat over the past two years.

                       FIGURE 19 - SPREAD AND MARGIN CHART

                                  [LINE CHART]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 24



A summary of the Bank's income statement is presented below. The net income for the year ended March 31, 1997, on an adjusted basis for the one-time SAIF assessment, net of tax would have been $3.0 million as opposed to the $2.290 million shown for the year ended March 31, 1997.

                       FIGURE 20 - INCOME STATEMENT TRENDS

                                                                      YEAR ENDED MARCH 31,
                                                        -----------------------------------------------
                                                          1998      1997      1996      1995      1994
                                                        -----------------------------------------------
                                                                        ($ in thousands)
                                                        -----------------------------------------------
SELECTED OPERATING DATA:
Interest and dividend income                            $17,618   $16,637   $15,732   $14,033   $13,429
Interest expense                                          8,736     7,917     7,848     5,594     5,278
                                                        -------   -------   -------   -------   -------
  Net interest income                                     8,882     8,720     7,884     8,439     8,151
Provision for loan losses                                   155       146        98        82        82
                                                        -------   -------   -------   -------   -------
  Net interest income after provision for loan losses     8,727     8,574     7,786     8,357     8,069
Noninterest income                                          186       301       208       201       236
Noninterest expense (excluding special assessment)        3,963     4,028     3,865     3,526     3,311
SAIF special assessment                                      --     1,232        --        --        --
                                                        -------   -------   -------   -------   -------
  Income before income tax expense                        4,950     3,615     4,129     5,032     4,994
Income tax expense                                        2,065     1,325     1,732     2,290     2,149
                                                        -------   -------   -------   -------   -------
Net income (loss)                                       $ 2,885   $ 2,290   $ 2,397   $ 2,742   $ 2,845
                                                        =======   =======   =======   =======   =======

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 25



The ROAA and ROAE increased for the period ended March 31, 1998 as compared to the unadjusted ROAA and ROAE for the period ended March 31, 1997. The March 31, 1997 adjusted ROAA and ROAE would have been 1.28% and 10.81%, respectively.

                      FIGURE 21 - PROFITABILITY TREND CHART

                                  [LINE CHART]

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                             Page:  1 - 26


                     SUBSIDIARIES

The Bank does not have any subsidiary corporations.

                  LEGAL PROCEEDINGS

Although the Bank is involved, from time to time, in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Bank presently is a party or to which any of its property is subject.

Conversion Valuation Appraisal Report                             Page:  1 - 27


2.  MARKET AREA ANALYSIS

               MARKET AREA DEMOGRAPHICS

The following tables summarize demographic data for the Bank's markets. The markets were defined as natural markets based on the MCD in which the branch is located.

                       FIGURE 22 - POPULATION DEMOGRAPHICS

-----------------------------------------------------------------------------------------------
                                                MAMARONECK   HARRISON   RYE BROOK     NY TOTAL
-----------------------------------------------------------------------------------------------
                                   POPULATION CHARACTERISTICS
LAND AREA (miles)                                     7.95       8.55        10.50    49,015.19

POPULATION
  1980 CENSUS                                       33,414     21,566       37,992   17,558,070
  1990 CENSUS                                       32,076     21,290       39,083   17,990,456
  1997 ESTIMATE                                     32,745     21,804       39,167   18,227,782
  2002 PROJECTION                                   33,279     22,210       39,350   18,366,428
  GROWTH 1980 TO 1990                               -4.01%     -1.28%        2.87%        2.46%
  PROJECTED GROWTH 1990 TO 2002                      3.75%      4.32%        0.68%        2.09%
  POPULATION DENSITY 1997 (persons / sq mile)      4,117.9    2,550.0      3,729.0        371.9

POPULATION BY URBAN VS. RURAL                       32,048     21,294       39,059   17,990,455
  URBAN                                            100.00%    100.00%      100.00%       84.29%
  RURAL                                              0.00%      0.00%        0.00%       15.71%

POPULATION BY SEX - 1997 EST                        32,745     21,804       39,167   18,227,782
  MALE                                              47.61%     47.09%       48.15%       48.03%
  FEMALE                                            52.39%     52.91%       51.85%       51.97%

MARITAL STATUS                                      26,234     17,497       32,248   14,416,508
  SINGLE                                            25.57%     25.29%       30.47%       32.13%
  MARRIED                                           59.27%     60.45%       53.00%       49.87%
  SEPERATED/DIVORCED                                 9.87%      9.18%       10.55%        9.91%
  WIDOWED                                            5.29%      5.08%        5.98%        8.10%

POPULATION BY RACE - 1997 EST                       32,745     21,804       39,167   18,227,782
  WHITE                                             81.02%     85.13%       62.24%       66.43%
  BLACK                                              4.31%      1.19%        7.83%       15.00%
  INDIAN                                             0.09%      0.05%        0.04%        0.28%
  ASIAN                                              4.90%      8.36%        3.38%        4.61%
  OTHER                                              0.07%      0.06%        0.14%        0.15%
  HISPANIC                                           9.61%      5.21%       26.36%       13.53%

POPULATION BY AGE - 1997 EST                        32,745     21,804       39,167   18,227,782
  UNDER 5 YEARS                                      6.12%      5.94%        6.63%        6.89%
  5 TO 14 YEARS                                     12.53%     12.22%       12.37%       13.24%
  15 TO 24 YEARS                                    10.42%     10.00%       10.28%       12.56%
  25 TO 34 YEARS                                    13.48%     13.88%       17.42%       15.97%
  35 TO 44 YEARS                                    15.98%     15.12%       15.75%       16.04%
  45 TO 54 YEARS                                    15.06%     15.23%       12.65%       12.65%
  55 TO 64 YEARS                                    10.85%     11.31%        9.49%        8.80%
  65 + YEARS                                        15.55%     16.29%       15.42%       13.86%
  MEDIAN AGE                                          40.4       42.3         40.0         35.8
  MEDIAN AGE OF HOUSEHOLDER                           51.4       53.2         51.7         47.9

POPULATION 25+ BY EDUCATION LEVEL                   22,408     15,181       27,139   11,818,569
  ELEMENTARY                                         5.90%      5.46%       11.84%       10.16%
  SOME HIGH SCHOOL                                   6.52%      7.80%       13.23%       15.03%
  HIGH SCHOOL GRADUATE                              21.36%     23.16%       25.59%       29.49%
  SOME COLLEGE                                      13.61%     15.24%       13.86%       15.66%
  ASSOCIATES DEGREE ONLY                             5.73%      5.16%        5.72%        6.52%
  BACHELORS DEGREE ONLY                             23.43%     24.30%       17.25%       13.21%
  GRADUATE DEGREE                                   23.45%     18.88%       12.51%        9.92%

POPULATION ENROLLED IN SCHOOL                        7,670      4,842        9,097    4,656,218
  PRE-PRIMARY - PUBLIC                               4.29%      4.74%        3.99%        3.92%
  PRE-PRIMARY - PRIVATE                              6.12%      6.04%        4.91%        2.98%
  ELEM/HIGH - PUBLIC                                51.83%     50.98%       49.09%       53.00%
  ELEM/HIGH - PRIVATE                                8.69%     11.38%       12.26%        9.19%
  COLLEGE - PUBLIC                                  12.11%     11.84%       14.28%       19.06%
  COLLEGE - PRIVATE                                 16.95%     15.01%       15.47%       11.85%

Source: Claritas

Conversion Valuation Appraisal Report                             Page:  1 - 28



                      FIGURE 23 - HOUSEHOLD CHARACTERISTICS

                                           MAMARONECK      HARRISON       RYE BROOK       NY TOTAL
                                           ----------      --------       ---------       --------
                                        HOUSEHOLD CHARACTERISTICS
HOUSEHOLDS
    1980 CENSUS                              11,866          7,283         13,879         6,340,422
    1990 CENSUS                              11,971          7,776         14,275         6,639,322
    1997 ESTIMATE                            12,327          8,032         14,426         6,767,371
    2002 PROJECTION                          12,585          8,220         14,555         6,841,315
    GROWTH 1980 TO 1990                       0.89%          6.76%          2.85%             4.71%
    PROJECTED GROWTH 1990 TO 2002             5.13%          5.72%          1.96%             3.04%

HOUSEHOLD SIZE
    AVG PERSONS PER HH 1980                    2.82           2.96           2.74              2.77
    AVG PERSONS PER HH 1990                    2.68           2.74           2.74              2.71
    AVG PERSONS PER HH 1997 EST                2.66           2.71           2.71              2.69
    AVG PERSONS PER HH 2002 PROJ               2.64           2.70           2.70              2.68
    CHANGE 1980 TO 19987                      -0.16          -0.25          -0.02             -0.08

POPULATION BY HOUSEHOLD TYPE                 12,327          8.032         14,426         6,767,371
    FAMILY HOUSEHOLDS                        72.53%         74.35%         69.04%            66.87%
    NON-FAMILY HOUSEHOLDS                    24.40%         22.21%         26.78%             24.92%
    GROUP QUARTERS                            3.07%          3.44%          4.18%             8.21%

HOUSEHOLDS BY TYPE                           11,971          7,776         14,275         6,639,322
    SINGLE MALE                               7.82%          6.83%          8.64%            10.67%
    SINGLE FEMALE                            14.88%         13.90%         16.21%            16.54%
    MARRIED COUPLE                           61.92%         64.94%         54.01%            49.94%
    OTHER FAMILY - MALE HEAD                  3.14%          2.43%          4.43%             3.83%
    OTHER FAMILY - FEMALE HEAD                8.56%          8.06%         11.57%            13.85%
    NON FAMILY - MALE HEAD                    1.88%          1.97%          2.94%             2.99%
    NON FAMILY - FEMALE HEAD                  1.80%          1.87%          2.18%             2.18%
HOUSEHOLDS WITH CHILDREN                     11,953          7,712         14,227         6,634,434
    MARRIED COUPLE FAMILY                    61.75%         65.30%         56.48%            51.12%
    OTHER FAMILY - MALE HEAD                  4.08%          2.47%          3.91%             3.52%
    OTHER FAMILY - FEMALE HEAD                7.99%          7.85%         10.74%            13.62%
    NON FAMILY                               26.18%         24.39%         28.87%            31.74%

HOUSEHOLDS BY INCOME 1997 EST                12,327          8,032         14,426         6,767,371
    UNDER $5,000                              1.24%          1.89%          2.30%             4.27%
    $5,000 TO $10,000                         3.48%          3.51%          5.89%             7.97%
    $10,000 TO $15,000                        3.51%          3.08%          5.21%             7.12%
    $15,000 TO $25,000                        6.76%          5.84%         10.00%            12.33%
    $25,000 TO $35,000                        8.98%          7.44%         10.31%            12.42%
    $35,000 TO $50,000                       11.08%         11.45%         14.71%            16.31%
    $50,000 TO $75,000                       18.39%         19.96%         19.48%            19.59%
    $75,000 TO $100,000                      15.06%         13.66%         12.37%             9.62%
    $100,000 OR MORE                         31.50%         33.17%         19.72%            10.37%
MEDIAN HOUSEHOLD INCOME - 1997 EST          $83,272       $108,596        $97,248           $40,238
MEDIAN FAMILY INCOME - 1997 EST             $99,654       $129,480       $117,325           $48,583
PER CAPITA INCOME - 1997 EST                $51,511        $66,273        $60,462           $21,036

PUBLIC ASSISTANCE INCOME                     11,963          7,712         14,227         6,634,434
    WITH PUBLIC ASSISTANCE INCOME             3.82%          2.45%          4.67%             9.08%
    NO PUBLIC ASSISTANCE INCOME              96.18%         97.55%         95.33%            90.92%

RETIREMENT INCOME                            11,953          7,712         14,227         6,634,434
    WITH RETIREMENT INCOME                   14.38%         17.02%         17.25%            17.54%
    NO RETIREMENT INCOME                     89.60%         85.50%         87.65%            92.44%

HOUSEHOLDS BY NUMBER OF VEHICLES             11,967          7,850         14,093         6,639,322
    NO VEHICLES                               8.85%          7.50%         15.08%            30.03%
    1 VEHICLE                                35.34%         30.15%         34.42%            32.43%
    2 VEHICLES                               39.45%         40.97%         36.10%            26.47%
    3+ VEHICLES                              16.36%         21.38%         14.40%            11.07%
    ESTIMATED TOTAL VEHICLES                 20,189         14,178         22,487         8,165,440

Source: Claritas

Conversion Valuation Appraisal Report                             Page:  1 - 29

The markets that the Bank serves are projected to grow in population through 2002. The markets, due to their proximity to New York City, have a high population density. Households are also projected to grow through 2002. The demographics portray a high median household income level for the Bank's markets and a low level of public assistance.

          MARKET AREA DEPOSIT
           CHARACTERISTICS

The following tables summarize deposits for the Bank's markets. The markets were defined as the zip codes in which each branch is located.

Two of the three markets the Bank serves have experienced deposit growth over the past four years. During that same time period, the Bank, in each of its markets, has had a deposit growth rate in excess of the market's. Interestingly, the Bank is third or fourth in market share in each market, while competing with large banks or thrifts.

                     FIGURE 24 - MAMARONECK BRANCH DEPOSITS

                  MAMARONECK: Market Share by Institution Type

                                   TOTAL          MKT SHARE       % GROWTH      % GROWTH       AVG BRANCH               EFFICIENCY
INSTITUTION                         1997            1997         1993 - 1997   1993 - 1997        1997        COUNT       RATIO
-----------                        -----          ---------      -----------   -----------     ----------     -----     ----------
Total                              $451,064       100.00%        $55,318        13.98%         $ 64,438         7       100.0%
                                   --------       ---------      -----------   -----------     ----------     -----     ----------
Commercial Banks                   $227,720        50.49%        $41,409        22.23%         $ 45,544         5        70.7%
Savings Banks                      $136,289        30.22%        $ 1,568         1.16%         $136,289         1       211.5%
Thrifts                            $ 87,055        19.30%        $12,341        16.52%         $ 87,055         1       135.1%
Credit Unions                      $      0          0.0%        $     0         0.00%         $      0         0         0.0%


                    MAMARONECK: Market Share by Institution

                                   TOTAL          MKT SHARE       % GROWTH      % GROWTH       AVG BRANCH               EFFICIENCY
INSTITUTION                         1997            1997         1993 - 1997   1993 - 1997        1997        COUNT       RATIO
-----------                        -----          ---------      -----------   -----------     ----------     -----     ----------
Total                              $451,064       $100.00%       $55,318        13.96%         $ 64,438         7       100.0%
                                   --------       ---------      -----------   -----------     ----------     -----     ----------
Marine Midland Bk                  $ 26,020          5.77%       $ 4,202        19.26%         $ 26,020         1        40.4%
Bank of New York                   $108,217         23.99%       $17,895        19.81%         $ 54,109         2        84.0%
Sound FS&LA                        $ 87,055         19.30%       $12,341        16.52%         $ 87,055         1       135.1%
Citibank NA                        $ 80,901         17.94%       $20,919        34.88%         $ 80,901         1       125.5%
Dime Savings Bank of New York      $136,289         30.22%       $ 1,568         1.16%         $136,289         1       211.5%
First Union NB                     $ 12,582          2.79%       $(1,607)      -11.33%         $ 12,582         1        29.5%


Source: FDIC data, FinPro calculations.

Conversion Valuation Appraisal Report                             Page:  1 - 30



                      FIGURE 25 - HARRISON BRANCH DEPOSITS

                   HARRISON: Market Share by Institution Type

                                   TOTAL          MKT SHARE       $ GROWTH      % GROWTH       AVG BRANCH               EFFICIENCY
INSTITUTION                         1997            1997         1993 - 1997   1993 - 1997        1997        COUNT       RATIO
-----------                        -----          ---------      -----------   -----------     ----------     -----     ----------
Total                              $417,833       100.00%        $18,707         4.69%         $ 59,690         7        100.0%
                                   --------       ---------      -----------   -----------     ----------     -----     ----------
Commercial Banks                   $235,940        56.47%        $  (857)       -0.36%         $ 58,985         4         98.8%
Savings Banks                      $125,324        29.99%        $12,260        10.84%         $125,324         1        210.0%
Thrifts                            $ 54,252        12.98%        $ 7,359        15.69%         $ 54,252         1         90.9%
Credit Unions                      $  2,317         0.55%        $   (55)       -2.32%         $  2,317         1          3.9%


                     HARRISON: Market Share by Institution

                                   TOTAL          MKT SHARE       $ GROWTH      % GROWTH       AVG BRANCH               EFFICIENCY
INSTITUTION                         1997            1997         1993 - 1997   1993 - 1997        1997        COUNT       RATIO
-----------                        -----          ---------      -----------   -----------     ----------     -----     ----------
Total                              $417,833       100.00%        $18,707         4.69%         $ 59,690         7        100.0%
                                   --------       ---------      -----------   -----------     ----------     -----     ----------
CHASE MANHATTAN BK NA              $ 61,617        14.75%        $(2,355)       -3.68%         $ 61,617         1        103.2%
BANK OF NEW YORK                   $ 98,539        23.58%        $   361         0.37%         $ 49,270         2         82.5%
SOUND FS&LA                        $ 54,252        12.98%        $ 7,359        15.69%         $ 54,252         1         90.9%
HARRISON TEACHERS FCU              $  2,317         0.55%        $   (55)       -2.32%         $  2,317         1          3.9%
CITIBANK NA                        $ 75,784        18.14%        $ 1,137         1.52%         $ 75,784         1        127.0%
DIME SAVINGS BANK OF NEW YORK      $125,324        29.99%        $12,260        10.84%         $125,324         1        210.0%

Source: FDIC data, FinPro calculations.



                      FIGURE 26 - RYE BROOK BRANCH DEPOSITS

                  RYE BROOK: Market Share by Institution Type

                                   TOTAL          MKT SHARE       % GROWTH      % GROWTH       AVG BRANCH               EFFICIENCY
INSTITUTION                         1997            1997         1993 - 1997   1993 - 1997        1997        COUNT       RATIO
-----------                        -----          ---------      -----------   -----------     ----------     -----     ----------
Total                              $462,360       100.00%        $(127,238)    -21.58%         $ 51,373         9        100.0%
                                   --------       ---------      -----------   -----------     ----------     -----     ----------
Commercial Banks                   $386,594        83.61%        $(153,261)    -28.39%         $ 55,228         7        107.5%
Savings Banks                      $      0         0.00%        $       0       0.00%         $      0         0          0.0%
Thifts                             $ 73,391        15.87%        $  27,001      58.20%         $ 73,391         1        142.9%
Credit Unions                      $  2,375         0.51%        $    (978)    -29.17%         $  2,375         1          4.6%

                     RYE BROOK: Market Share by Institution

                                   TOTAL          MKT SHARE       % GROWTH      % GROWTH       AVG BRANCH               EFFICIENCY
INSTITUTION                         1997            1997         1993 - 1997   1993 - 1997        1997        COUNT       RATIO
-----------                        -----          ---------      -----------   -----------     ----------     -----     ----------
Total                              $462,360       100.00%        $(127,238)     -21.58%        $ 51,373         9        100.0%
                                   --------       ---------      -----------   -----------     ----------     -----     ----------
CHASE MANHATTAN BK NA              $      0         0.00%        $ (19,202)    -100.00%        $      0         0          0.0%
BANK OF NEW YORK                   $176,957        38.27%        $   2,546        1.46%        $ 58,986         3        114.8%
SOUND SF&LA                        $ 73,391        15.87%        $  27,001       58.20%        $ 73,391         1        142.9%
TRIPLE A FCU                       $  2,375         0.51%        $    (978)     -29.17%        $  2,375         1          4.6%
FLEET BK NA                        $ 28,767         6.22%        $ (19,942)     -40.94%        $ 28,767         1         56.0%
HUDSON VALLEY BK                   $ 35,611         7.70%        $  35,611        0.00%        $ 35,611         1         69.3%
FIRST UNION NB                     $145,259        31.42%        $(152,274)     -51.18%        $ 72,630         2        141.4%

Source: FDIC data, FinPro calculations.

Conversion Valuation Appraisal Report                             Page:  1 - 31



       FEDERAL RESERVE BANK - NATIONAL SUMMARY

All district economies continue to show overall strength, but a few have noted some recent moderation in their rates of growth. Retail sales are generally up in most districts, exceeding retailers' expectations in many of them. Auto sales, however, are generally down, although demand for pickup trucks and sport utility vehicles remains high. Industrial activity is on the rise in most parts of the country, with orders and production up. Most districts, though, are experiencing a decline in exports to Asia. Continuing the theme of recent reports, the demand for labor remains strong, with nearly all districts reporting shortages of workers at the entry level and in certain skilled categories. Widespread labor market tightness appears to have increased the degree of wage pressures compared with recent reports. Pressures on product prices remain eerily calm, as domestic competition, productivity gains and the Asian situation help to constrain production costs. Residential housing markets, buoyed by low interest rates and mild weather in many districts, are unseasonably hardy. Commercial real estate markets are healthy across districts. Loan demand, especially for residential mortgages, remains strong in most districts. Agricultural conditions are mixed, with some districts reporting that an abundance of precipitation has harmed crop prospects and delayed field preparation activities.

Conversion Valuation Appraisal Report                             Page:  1 - 32



         CONSUMER SPENDING

Most districts report that January and February sales are up from one year ago. The Boston, Chicago, Cleveland, Dallas, New York and Richmond districts report that sales have generally exceeded retailers' expectations; in the Atlanta and St. Louis districts, sales have generally met expectations. Almost all districts report that unseasonably mild winter weather has helped boost sales of items in many categories, especially home improvement products, furniture and building materials. Sales of winter clothes, however, have suffered in most parts of the country. The New York district notes that contacts experiencing weak retail sales have usually cited mild weather as a cause. The Atlanta, Chicago, Cleveland, New York and Richmond districts report strong sales of spring clothes, particularly for women; the Boston and San Francisco districts note that apparel sales are down. The San Francisco district adds that department store sales in Southern California are also down. Most districts report that retailers' inventories are at desired levels, although some contacts in the Kansas City and St. Louis districts report that inventories are too high. Auto sales in most districts are down from one year ago. While sales of pickup trucks, sport utility vehicles and minivans remain strong, sales of passenger cars are either flat or down. The Richmond district reports, though, that sales of new and used vehicles have exceeded expectations. The Dallas district notes that vehicle sales surged in January, before slowing somewhat in February. Almost all districts report that vehicle inventories are too high, although contacts in the Kansas City district are satisfied with their stocks. Contacts in most districts expect some strengthening in sales this spring.

Conversion Valuation Appraisal Report                             Page:  1 - 33


         MANUFACTURING

Almost all districts report steady or increasing growth in industrial activity, although the Dallas district notes a slight weakening in growth. The Chicago district reports that activity is robust, with nearly every sector operating near capacity, while Kansas City district contacts report that current operations are at moderately high levels of capacity utilization and expanding. The Cleveland district notes that, although production is up at most surveyed firms, the number reporting a slowing in production has risen. The Richmond district describes a resurgence of activity, with sharp rebounds in orders and shipments. The Chicago, Cleveland, Minneapolis, New York, Philadelphia, St. Louis and San Francisco districts also report hikes in new orders, while the Kansas City district has seen a mild decline. Makers of building materials and related products generally report continued brisk or rebounding sales due to strength in construction markets. The Dallas district, however, notes that sales of construction materials are down because of a wetter than usual February. Aircraft and heavy truck parts, primary and fabricated metals, and steel production are reportedly strong in the Boston, Chicago, Cleveland, Minneapolis, St. Louis and San Francisco districts. Demand for business services, particularly real estate services, and telecommunications services is up in the Richmond and San Francisco districts. Contacts in the Dallas district, though, report that sales of telecommunications equipment are essentially flat.

The apparel industry is in decline in almost all districts. Plant closings, falling sales and declining orders are common, reflecting both increased import penetration and a weakening of export demand. Just about every district reports that exports of many goods to Asia are dropping. The Richmond district, however, notes that activity in the district, except in the textiles industry, has not been affected by the Asian situation. The Boston district adds that the strong dollar has been hurting exports to all parts of the world, not just to Asia.

         LABOR MARKETS

The tone of this report is largely unchanged from that of recent reports: Taut labor markets continue to hamper business activity in a variety of ways. In general, the apparent imbalance between the demand and available supply of workers remains the dominant theme, with the majority of district reports suggesting that the supply of entry-level and skilled workers -- most often in technology-related fields, but also in construction and certain skilled craft positions -- appears to be insufficient to meet existing production schedules. In the St Louis district, for instance, contacts note that UPS is concerned it will not be able to find enough workers to staff a major expansion.

Conversion Valuation Appraisal Report                             Page:  1 - 34



Firms have used a variety of methods to ameliorate these shortages. For example, in the Boston and Cleveland districts, firms are hiring temporary workers and outsourcing production more often, while in the Atlanta, Chicago and Kansas City districts, firms are resorting to worker training programs and various incentive or award programs.

         WAGES AND PRICES

With labor markets stretched to the limit in many areas, there have been reports of rather large wage increases -- although this is by no means consistent across all districts. In the Boston district, vigorous demand at temporary employment agencies has produced wage increases of up to 15 percent; wage increases in the retail sector are running 4 to 6 percent higher than the previous year, while wage increases in manufacturing are running at 3 to 5 percent. Wage gains appear to be more measured elsewhere in the country. The Cleveland district reports wage gains of 3 percent, while the Minneapolis and San Francisco districts report wage increases of anywhere from 0 to 4 percent. The Atlanta and Richmond districts report somewhat faster wage growth in the retail sector, but note that overall wage gains are modest to subdued, which is similar to the Chicago and Kansas City district reports.

Price pressures appear to be less pressing than wage pressures, according to most district reports. Manufacturing raw materials costs have reportedly increased little, if at all, in the Boston, Chicago, Cleveland, New York and Philadelphia districts. At the same time, nonmanufacturing firms in the New York district, as well as manufacturing firms in the Kansas City and St. Louis districts, note higher input prices. In addition, a few districts continue to report that competitive pressures and productivity gains have worked to offset higher materials prices and to limit product price increases. Although a few firms in the Chicago district have attempted to raise their selling prices, these efforts have not been entirely successful.

The evolving Asian situation has had some depressing effect on prices, according to most district reports. The Dallas district reports that Asian currency movements against the U.S. dollar have caused widespread declines in the prices of commodities, computer components and petrochemical products. In the Atlanta district, some import prices have fallen, although not among importers with fixed contracts. Meanwhile, retailers in the New York district report that no significant price declines in consumer goods have occurred.

Conversion Valuation Appraisal Report                             Page:  1 - 35



         CONSTRUCTION AND REAL ESTATE

Every district reports strong residential housing market conditions. New home construction is described as unseasonably brisk in several districts, including Boston, Chicago, Cleveland, New York and St. Louis. Mild winter weather, high consumer confidence and low interest rates are credited with much of this strength. However, in several districts, such as Atlanta, Dallas, and Richmond, otherwise robust activity is being hampered by wet weather. Sales of new and existing homes are reportedly strong in most districts, and modest price appreciation is noted by many districts.

Commercial real estate markets are uniformly described as strong by reporting districts. Contacts in a number of districts are reporting declining vacancy rates, rising rental rates and increasing speculative construction. The commercial real estate market has "picked up dramatically" in the Richmond district, with "floods of tenants looking for space." Nonresidential construction and prices are up in California, while the Dallas district reports a sharp increase in land prices. Contacts in several other districts, however, see signs of an impending slowdown and are worried about the pace of speculative building.

         BANKING AND FINANCE

Most districts report moderate to vigorous demand for bank loans. Contacts in the Chicago, Cleveland, Dallas, Minneapolis, Philadelphia and San Francisco districts indicate that loan competition, especially on the commercial side, is stiff, although there are concerns in some districts that this competition could compromise credit standards. Mortgage lending, especially refinancings, is reportedly strong in the Atlanta, Chicago, Cleveland, Dallas, Kansas City, New York, Philadelphia, Richmond and St. Louis districts. Contacts in the Atlanta and Chicago districts report robust consumer loan demand, while contacts in the Cleveland, Dallas, Philadelphia and St. Louis districts note some softening. A reduction in consumer loan delinquencies is reported in the Chicago and New York districts. The Chicago district notes that credit card repayments are up and personal bankruptcies are declining.

Conversion Valuation Appraisal Report                             Page:  1 - 36



         AGRICULTURE AND NATURAL RESOURCES

Agricultural conditions vary widely across districts. The deluge of rain that hit California has damaged crops. Near-record precipitation has reportedly worsened the condition of the winter wheat crop in the Richmond district rather significantly. In the Kansas City district, however, the winter wheat crop appears to be in good shape. Although rains have delayed field activities in the Dallas and Minneapolis districts, overall conditions are reportedly good in those areas. Contacts in the Richmond district are worried that a late frost may harm the apple and peach crops. The Chicago district reports that corn exports have weakened markedly -- not solely because of Asia -- although the soybean export picture is somewhat brighter. In the St. Louis district, cotton exports to Asia, while still expected to wane, are not declining as much as many had expected since sales to other markets, such as Mexico, have picked up. The San Francisco district reports a similar situation for beef and pork exports. Lower cattle and hog prices are hurting the profit margins of producers in the Chicago, Minneapolis and Kansas City districts.

The unseasonably warm winter weather has affected the energy extraction industries to varying degrees. The Dallas and Minneapolis districts report increased activity, while energy output increases have begun to decline in the Kansas City district. Solid demand for steel continues to bolster iron ore output in the Minneapolis district.

Conversion Valuation Appraisal Report                             Page:  1 - 37



        FEDERAL RESERVE DISTRICT 2 -
                  NEW YORK

The Second District's economy continued to grow briskly in the first two months of 1998. Retailers report that sales were above plan in February, while both selling prices and merchandise costs held steady. The housing market retained momentum in early 1998, following a strong fourth quarter. Commercial rents across most of the metropolitan area have risen rapidly in recent months, as office vacancy rates continued to fall. Regional purchasing managers report a pickup in activity, reduced price pressures for manufacturing inputs, but an acceleration in some labor costs. Finally, local banks report a pickup in loan demand, and a continued modest decline in consumer delinquency rates.

         CONSUMER SPENDING

Retailers report that sales were generally on plan in January but above plan in February. Same-store sales for the two months, compared to a year earlier, varied widely -- from no gain to a 10 percent increase. In general, those retailers with weak sales attributed the softness to unusually mild winter weather. Those with strong February sales noted that virtually all categories performed well, especially furnishings, appliances and women's apparel. Most retailers report that inventories are in good shape. Overall, it appears that discounters continue to fare slightly better than traditional department stores.

Retail selling prices and merchandise costs were said to be mostly flat, and no increases in wage pressures were reported. Most contacts expect only a modest reduction in merchandise costs as a result of the Asian currency crisis, though one major retailer anticipates "significant savings." All expect to pass along any cost savings to customers in the form of price reductions; these lower-cost products may start to show up on the shelves as early as July, but mostly after Labor Day.

Conversion Valuation Appraisal Report                             Page:  1 - 38



         CONSTRUCTION AND REAL ESTATE

The region's housing market continued to strengthen in early 1998. New Jersey homebuilders report that new home sales were brisk in February -- especially at the high end of the market, where nearly all of the buyers are in the securities industry, as opposed to the usual broad mix of high-level executives. Aside from large Wall Street bonuses, strong market conditions in early 1998 are attributed to mild winter weather, low but rising mortgage rates, and increased consumer confidence. One contact notes that with the supply overhang from the early 1990s now mostly gone, a tight market for single-family homes is "finally" spilling over into the new home market. Home remodeling also remains brisk.

New York State realtors report that existing-home sales were steady in January, running 4-5 percent ahead of a year ago. Prices retreated a bit from lofty December levels, but were still ahead of a year ago by about 4 percent. In general, upstate New York has registered increased volume and steady prices, while downstate has had the reverse. Following a fourth-quarter surge, prices of prime Manhattan co-ops and condos held steady at exceptionally high levels in January, according to a major broker. The average price per room continues to run more than 20 percent higher than a year ago.

Office markets across the New York City area continued to tighten in late 1997 and early 1998. Midtown Manhattan's office availability rate (space coming available in the next six months) edged down from 9.1 percent at year end to 8.9 percent at the end of January; similarly, Downtown's rate slipped from 15.5 to
15.2 percent. Midtown rents continued to rise rapidly in January, running 8 percent above year-ago levels; Downtown rents have risen a more moderate 4 percent.

Markets also continued to tighten in the rest of the NYC area, where figures are tallied quarterly. Long Island's vacancy rate tumbled nearly 3 percentage points during the fourth quarter, ending 1997 at an all-time low of 10.6 percent. Vacancy rates fell by roughly a full point in northern New Jersey, Westchester, and Fairfield. In the final quarter of 1997, office rents continued to rise at their trend pace of 6 percent in New Jersey but surged at a double-digit rate in Long Island, Westchester, and Fairfield.

Conversion Valuation Appraisal Report                             Page:  1 - 39



         OTHER BUSINESS ACTIVITY

Regional purchasing managers report a pickup in activity in February. Buffalo purchasing managers report that production activity grew at a slower pace in February than January, while commodity prices were steady. However, new orders rose sharply in February, as did hiring activity. New York purchasing managers report that manufacturing activity rebounded sharply in February, while non-manufacturing experienced a more moderate pickup. Prices paid by manufacturers dipped in February but non-manufacturing costs rose sharply, led mainly by labor costs -- specifically, computer consultants, temps and construction services.

Separately, contacts in various sectors note tight labor market conditions, especially for computer experts, as well as for office support with modest technical abilities. One contact at a leading NYC-area employment agency remarked that the region's labor market has never been hotter," adding that increased flexibility and efficiency in the labor market are helping to keep a lid on wage inflation.

In New York City, tourism remained fairly robust during the usually slow month of January -- hotel occupancy rates (seasonally adjusted) held steady at close to 85 percent, while room rates eased slightly. The local industry expects to get a slight boost from a 23 percent hike in travel stipends for Federal employees traveling to NYC effective January 1. In western New York, Buffalo convention bookings set a new record in 1997 and look to be even stronger this year, while Niagara Falls reports a sharp increase in conventions booked for 1998 versus 1997.

         FINANCIAL DEVELOPMENTS

Bankers at small to medium-sized banks in the District report stronger demand for loans during the past two months. Demand for residential mortgages strengthened most notably, with 75 percent of bankers reporting increased demand. Refinancing activity for all types of loans increased. Willingness to lend increased slightly, while credit standards remained stable across all loan categories. Deposit rates fell moderately, while lending rates fell sharply across all categories. Delinquency rates declined for consumer loans, but remained stable for mortgages and commercial and industrial loans.

Source: Federal Reserve Bank

Conversion Valuation Appraisal Report                             Page:  1 - 40



3.  COMPARISONS WITH PUBLICLY TRADED THRIFTS

                     INTRODUCTION

This chapter presents an analysis of the Bank's operations against a Comparable Group of publicly traded savings institutions. The Comparable Group ("Comparable Group") was selected from a universe of 394 public thrifts as of June 8, 1998. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the fair market valuation of the Bank. Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, interest rate risk and recent operating results can be measured against the Comparable Group. The Comparable Group current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro-forma valuation of the Bank to-be-issued common stock.

Conversion Valuation Appraisal Report                             Page:  1 - 41



                  SELECTION SCREENS

When selecting the Comparables, it was determined that the balance sheet size of the institution was of equal importance to geography.

THE SELECTION SCREENS UTILIZED TO IDENTIFY POSSIBLE COMPARABLES FROM THE LIST OF 394 PUBLIC THRIFTS AT JUNE 8, 1998 INCLUDED:

1. The IPO date had to be before January 1, 1997, eliminating any new conversions.

2.       The conversion type had to be a full standard conversion.

3. The thrift had to be located in New York, Connecticut, New Jersey or Pennsylvania.

4.       The total asset size had to be less than or equal to $400 million.

5.       The total asset size had to be greater than or equal to $250 million.

6. The institution had to be listed on AMEX, NASDAQ or the NYSE to ensure trading liquidity.

7.       The institution could not be an announced acquisition target.

This resulted in 13 institutions. The list of comparable institutions is as follows:

                          FIGURE 27 - COMPARABLE GROUP

                                                                                    CORPORATE
                                                  ----------------------------------------------------------------------------------
                                                                                                            DEPOSIT
                                                                                      NUMBER              INSURANCE
                                                                                        OF                  AGENCY        CONVERSION
TICKER              SHORT NAME                    EXCHANGE      CITY        STATE     OFFICES   IPO DATE  (BIF/SAIF)          TYPE
------    ------------------------------------    --------  -------------   -----     -------   --------  ----------      ----------
               COMPARABLE THRIFT DATE
CATB      Catskill Financial Corp.                NASDAQ    Catskill          NY         5      04/18/96     BIF            Regular
CVAL      Chester Valley Bancorp Inc.             NASDAQ    Downington        PA         7      03/27/87    SAIF            Regular
FBER      1st Bergen Bancorp                      NASDAQ    Wood-Ridge        NJ         4      04/01/96    SAIF            Regular
FIBC      Financial Bancorp Inc.                  NASDAQ    Long Island City  NJ         5      08/17/94    SAIF            Regular
FKFS      First Keystone Financial                NASDAQ    Media             PA         6      01/26/95    SAIF            Regular
HARL      Harleysville Savings Bank               NASDAQ    Harleysville      PA         4      08/04/87    SAIF            Regular
LFBI      Little Falls Bancorp Inc.               NASDAQ    Little Falls      NJ         6      01/05/96    SAIF            Regular
NMSB      NewMil Bancorp Inc.                     NASDAQ    New Milford       CT        15      02/01/86     BIF            Regular
PBCI      Pamrapo Bancorp Inc.                    NASDAQ    Bayonne           NJ        10      11/14/89    SAIF            Regular
PHFC      Pittsburgh Home Financial Corp.         NASDAQ    Pittsburgh        PA         8      04/01/96    SAIF            Regular
SKAN      Skaneateles Bancorp Inc.                NASDAQ    Skaneateles       NY         9      06/02/86     BIF            Regular
WVFC      WVS Financial Corp.                     NASDAQ    Pittsburgh        PA         6      11/29/93    SAIF            Regular
YFCB      Yonkers Financial Corp.                 NASDAQ    Yonkers           NY         5      04/18/96    SAIF            Regular

Conversion Valuation Appraisal Report                             Page:  1 - 42



                  SELECTION CRITERIA

Excluded from the Comparable Group were institutions that were pending mergers or acquisitions. Institutions that completed their conversions within the last year were also excluded as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively.

In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. The goal of the selection criteria process is to find those institutions that most closely match those of the Bank. None of the Comparables selected will be exact clones of the Bank.

Conversion Valuation Appraisal Report                             Page:  1 - 43



The members of the Comparable Group were selected based upon the following criteria:

1. ASSET SIZE The Comparable Group should have a similar asset size to the Bank. Large institutions are not appropriate for the peer group due to a more extensive branch network, greater financial strength, more access to diverse markets and more capacity in terms of infrastructure. The Comparable Group ranged in size from $257.6 million to $385.2 million in total assets with a median of $343.9 million. The Bank's asset size was $254.7 million as of March 31, 1998 and will be $277.5 million on a pro forma basis at the midpoint of the valuation range.

2. PROFITABILITY The Comparable Group have a median ROAA of 0.95% and a median ROAE of 9.28% for the most recent quarter available. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.58% to a high of 1.34% while the ROAE measure ranged from a low of 4.85% to a high of 15.28%. The Bank had an ROAA of 1.16% and ROAE of 9.47% for the year ended March 31, 1998.

3. CAPITAL LEVEL The median equity to assets ratio for the Comparable Group was 9.04% with a high of 23.42% and a low of 6.67%. At March 31, 1998, the Bank had an equity to assets ratio of 12.52%. On a pro forma basis, at the midpoint the Bank would have an equity to assets ratio of 19.68%.

4. BALANCE SHEET MIX At March 31, 1998, the Bank had a net loan to asset ratio of 50.46%. The median loan to asset ratio for the Comparables was 55.02%, ranging from a low of 41.77% to a high of 83.33%. On the liability side, the Bank's deposit to asset ratio was 86.33% at March 31, 1998 while the Comparable median was 70.86%, ranging from 43.13% to 84.76%. Additionally, the Bank had no borrowings at March 31, 1998 and the Comparable borrowings to assets ratio median was 15.82% with a range of 3.63% to 44.42%.

5. OPERATING STRATEGY An institution's operating characteristics are important because they determine future performance. They also affect expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization, and non-financial factors such as management strategies and lines of business.

6. DATE OF CONVERSION Recent conversions, those completed after January 1, 1997, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report                             Page:  1 - 44



              COMPARABLE GROUP PROFILES

         - CATSKILL FINANCIAL CORP. CATB is a BIF insured institution that operates 5 branches in the Catskill, New York region and has $295.9 million in assets. Catskill had the highest ROAA, 1.34%, but the second lowest ROAE, 5.37%. CATB's low ROAE is due to a high equity to assets ratio, 23.42%. Catskill has the third lowest loans-to-deposits ratio, 62.58% and the second lowest borrowings to assets ratio, 6.06%. CATB was selected to the Group based on asset size, low loans to assets ratio, and geographic proximity.

         - CHESTER VALLEY BANCORP CVAL is a SAIF insured institution that has $343.7 million in assets, and operates 7 branches in and around Downingtown, Pennsylvania. CVAL had the highest reserves to non-performing loans ratio, 390.28% and no intangibles. CVAL was selected to the Group based on its lack of intangibles and its strong profitability.

         - 1ST BERGEN BANCORP FBER is a SAIF insured institution that has $316.1 million in assets, and operates 4 branches in northern New Jersey. FBER had the lowest loans to deposits ratio, 58.96%, and loans to assets, 41.22% the second lowest yield on assets, 7.13%, and the second lowest level of noninterest income, 0.11%. FBER was selected to the Group based on asset size, geographic proximity, low loans to assets ratio, and number of branches.

         - FINANCIAL BANCORP INC. FIBC is a SAIF insured thrift that operates 5 offices, is headquartered in Long Island City, New York and has $310.4 million in assets. FIBC has the highest nonperforming assets to assets ratio, 2.19%. It was selected as a comparable based on its asset size, low loans to assets ratio, and profitability.

         - FIRST KEYSTONE FINANCIAL FKFS is a SAIF insured institution with 6 offices in the Media, Pennsylvania area and assets of $385.2 million, the largest of the Group. FKFS had the lowest equity to assets ratio, 6.67%. FKFS was selected as a comparable based on its asset size, low loans to assets ratio and asset quality.

         - HARLEYSVILLE SAVINGS BANK. HARL is a SAIF insured institution with 4 offices and is located in Harleysville, Pennsylvania. HARL has the highest interest expense to average assets, 4.74%, and return on equity, 15.28%. HARL has the lowest equity to asset, 6.67%, and efficiency, 44.82%, ratios. HARL was selected to the Group based on its profitability.

Conversion Valuation Appraisal Report                             Page:  1 - 45



         - LITTLE FALLS BANCORP INC. LFBI is a SAIF insured institution that operates 6 branches in northern New Jersey and has $355.4 million in assets. LFBI had the highest level of intangible assets, 7.63%, and the lowest ROAA, 0.58%, ROAE, 4.83%, margin, 2.67%, and noninterest income, 0.07%. Little Falls was selected the Group based on its balance sheet mix.

         - NEWMIL BANCORP INC. NMSB is a BIF insured thrift that operates 15 offices in the New Milford, Connecticut area and has $370.3 million in assets. NMSB has the highest reserve to loan ratio, 2.87%, and no intangibles. It was included as a comparable based on its asset mix and profitability.

         - PAMRAPO BANCORP INC. PBCI is a SAIF insured institution that operates 10 offices and is located in Bayonne, New Jersey. The institution has assets of $381.4 million. Pamrapo has the highest net interest margin, 4.70%, and the highest level of nonperforming loans to loans ratio, 2.32%. PBCI has the lowest borrowings to assets, 3.63%, growth rate, 3.83%, and interest expense to assets ratio, 3.25%. PBCI was selected as a comparable based on its balance sheet mix, capital levels and profitability.

         - PITTSBURGH HOME FINANCIAL CORP. PHFC is a SAIF insured thrift that operates 8 offices in the Pittsburgh, Pennsylvania area and has $338.3 million in assets. PHFC has the highest loans to deposits ratio, 139.04%, and borrowing to assets ratio, 44.42%. PHFC had the fastest asset growth rate 42.75%. PHFC had the lowest reserves to nonperforming loans ratio, 39.89%, and deposits to assets ratio, 43.13%. Pittsburgh Home was selected to the Group based on its asset size, low loan to asset ratio, asset quality, and modest profitability.

         - SKANEATLES BANCORP, INC. SKAN is a BIF insured institution with 9 offices in New York State and is the smallest comparable with $257.6 million in assets. SKAN has the highest loan to assets, 83.33%, deposits to assets, 84.76%, nonperforming assets to equity, 28.87%, interest income to assets, 7.73%, noninterest income to assets, 0.74%, noninterest expense to assets, 3.49%, and efficiency, 73.06%, ratios. SKAN has the lowest risk based capital ratio, 11.35%. Skaneatles was selected as a comparable based on its asset size, capital level and profitability.

         - WVS FINANCIAL CORP. WVS is a SAIF insured institution with 6 offices in and around Pittsburgh, Pennsylvania and $297.8 million in assets. WVFC has no intangibles and the lowest deposit growth rate, (1.78%). WVS Financial was selected as a comparable based on its asset size, balance sheet mix, capital levels and profitability.

Conversion Valuation Appraisal Report                             Page:  1 - 46



         - YONKERS FINANCIAL CORP. YFCB is a SAIF insured institution with 5 offices in the Yonkers, New York area and $343.9 million in assets. YFCB has the highest loan and deposit growth rates, 75.92% and 15.56%, respectively. WVS Financial was selected as a comparable based on its low loan to asset ratio, capital levels and profitability.

Conversion Valuation Appraisal Report                             Page:  1 - 47



All data presented in figure 28 is from SNL Securities utilizing the most recent quarter for balance sheet and income statement related items. All data for the Bank is from the prospectus or the audited financials.

                      FIGURE 28 - KEY FINANCIAL INDICATORS

-------------------------------------------------------------------------------
                                        THE BANK AT           COMPARABLE GROUP
                                       MARCH 31, 1998          QUARTER MEDIAN
                                                                (MOST RECENT
                                                                  QUARTER)
------------------------------------------------------------------------------
BALANCE SHEET DATA
Gross Loans to Deposits                   58.91%                   76.00%
Total Net Loans to Assets                 50.46%                   55.02%
Deposits to Assets                        86.33%                   70.86%
Borrowed Funds to Assets                   0.00%                   15.82%

BALANCE SHEET GROWTH
Asset Growth Rate                          4.84%                   15.29%
Loan Growth Rate                           5.71%                    6.99%
Deposit Growth Rate                        4.11%                    6.32%

CAPITAL
Equity to Assets                          12.52%                    9.04%
Tangible Equity to Assets                 12.52%                    9.00%
Intangible Assets to Equity                0.00%                    0.00%
Regulatory Core Capital to Assets         12.52%                    9.45%
Equity + Reserves to Assets               12.91%                   10.26%
Total Capital to Risk Adjusted Assets     34.81%                   20.73%
------------------------------------------------------------------------------

Conversion Valuation Appraisal Report                             Page:  1 - 48


-------------------------------------------------------------------------------
                                        THE BANK AT           COMPARABLE GROUP
                                       MARCH 31, 1998          QUARTER MEDIAN
                                                                (MOST RECENT
                                                                  QUARTER)
------------------------------------------------------------------------------
ASSET QUALITY
Non-Performing Loans to Loans                1.50%                 0.83%
Reserves to Non-Performing Loans            50.26%               111.92%
Non-Performing Assets to Assets              0.82%                 0.47%
Non-Performing Assets to Equity              6.54%                 5.29%
Reserves to Loans                            0.75%                 1.11%
Reserves to Non-Performing Assets
     + 90 Days Del.                         50.26%                82.87%

PROFITABILITY
Return on Average Assets                     1.16%                 0.95%
Return on Average Equity                     9.47%                 9.28%

INCOME STATEMENT
Net Interest Margin                          3.69%                 3.64%
Interest Income to Average Assets            7.11%                 7.41%
Interest Expense to Average Assets           3.53%                 3.92%
Net Interest Income to Average Assets        3.58%                 3.59%
Noninterest Income to Average Assets         0.08%                 0.25%
Noninterest Expense to Average Assets        1.60%                 2.08%
Efficiency Ratio                            43.70%                58.68%
Overhead Ratio                              42.52%                55.70%
-------------------------------------------------------------------------

Source:  The Bank Offering Prospectus, FinPro calculations and SNL Securities

Note:  All of the Bank data is for the twelve months ended March 31, 1998.

Note:  All of the Comparable data is as of the most recent quarter.

Conversion Valuation Appraisal Report                             Page:  1 - 49



4.  MARKET VALUE DETERMINATION

                     INTRODUCTION

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments delineated in this section are made from potential investors' viewpoints. A potential investor includes depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based, but the major ones utilized for purposes of this report include:


         -        Balance Sheet Strength

         -        Asset Quality

         -        Earnings Quality, Predictability and Growth

         -        Market Area

         -        Management

         -        Dividends

         -        Liquidity of the Issue

         -        Subscription Interest

         -        Recent Regulatory Matters

         -        Market for Seasoned Thrift Stocks

         -        Market for MHC Stocks

         -        Acquisition Market

After identifying the adjustments that should be made to market value, the pro-forma market value for the Bank is computed and adjusted. The estimated pro-forma market value for the Bank is then compared with the market valuation ratios of the Comparable Group, recently converted public thrifts, MHC's, New York State public thrifts and the aggregate ratios for all public thrifts.

Conversion Valuation Appraisal Report                             Page:  1 - 50



                BALANCE SHEET STRENGTH

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as bank liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following tables summarize the key financial elements of the Bank measured against the Comparable Group.

                       FIGURE 29 - KEY BALANCE SHEET DATA


                                                      KEY FINANCIAL DATA AS OF THE MOST RECENT QUARTER
                                                 ---------------------------------------------------------
                                                   TOTAL       LOANS/      LOANS/   DEPOSITS/  BORROWINGS/
                                                  ASSETS     DEPOSITS      ASSETS      ASSETS       ASSETS
TICKER              SHORT NAME                    ($000)          (%)         (%)         (%)          (%)
---------------------------------------------    ----------------------------------------------------------
               COMPARABLE THRIFT DATE
CATB      Catskill Financial Corp.               295,932        62.58       43.10       68.87         6.06
CVAL      Chester Valley Bancorp Inc.            343,865        96.14       77.82       80.95         9.12
FBER      1st Bergen Bancorp                     316,071        58.96       41.77       70.86        16.56
FIBC      Financial Bancorp Inc.                 310,368        76.00       55.98       73.66        15.82
FKFS      First Keystone Financial               385,152        83.46       51.47       61.67        26.02
HARL      Harleysville Savings Bank              367,596        89.54       68.66       76.68        15.67
LFBI      Little Falls Bancorp Inc.              355,443        64.00       42.10       65.79        23.60
NMSB      NewMil Bancorp Inc.                    370,276        60.21       47.05       78.14        12.02
PBCI      Pamrapo Bancorp Inc.                   381,444        70.60       57.21       81.04         3.63
PHFC      Pittsburgh Home Financial Corp.        338,312       139.04       59.98       43.13        44.42
SKAN      Skaneateles Bancorp Inc.               257,605        98.31       83.33       84.76         7.10
WVFC      WVS Financial Corp.                    297,814        99.28       55.02       55.42        31.55
YFCB      Yonkers Financial Corp.                343,861        70.75       47.04       66.49        20.10
---------------------------------------------    ----------------------------------------------------------
          Average                                335,672        82.22       56.19       69.80        17.82
          Median                                 343,861        76.00       55.02       70.86        15.82
          Maximum                                385,152       139.04       83.33       84.76        44.42
          Minimum                                257,605        58.96       41.77       43.13         3.63

          SOUND FEDERAL SAVINGS & LOAN
           ASSOCIATION                           254,749        58.91       50.46       86.33         0.00

          VARIANCE TO THE COMPARABLE MEDIAN      (89,112)      (17.09)      (4.56)      15.47       (15.82)

Sources:  SNL and Audited Financial Data, FinPro Computations

         Liquidity - The liquidity of the Bank and the Comparable Group appear similar and were sufficient to meet all regulatory guidelines.

         Asset Composition - The Bank's net loans to assets ratio of 50.46% is below the median for the Comparable Group of 55.02%. This indicates that the Bank has a heavier reliance on wholesale investments for assets, which will increase after the offering, as the Bank will need to leverage the additional capital.

Conversion Valuation Appraisal Report                             Page:  1 - 51



         Funding Mix - The Bank is funded through deposits, 86.33% of assets, and retained earnings, 12.52% of assets. The Comparable Group has a greater reliance on borrowings than the Bank with a median deposit to asset ratio of 70.86%, a borrowing to assets ratio of 15.82%. The Bank's lack of borrowings leaves room for additional funding in the future.

                      FIGURE 30 - BALANCE SHEET GROWTH DATA


                                                 BALANCE SHEET GROWTH OF THE MRQ
                                                --------------------------------
                                                      ASSET      LOAN   DEPOSIT
                                                     GROWTH    GROWTH    GROWTH
                                                       RATE      RATE      RATE
TICKER            SHORT NAME                           (%)      (%)       (%)
---------------------------------------------   --------------------------------
              COMPARABLE THRIFT DATA
CATB      Catskill Financial Corp.                     8.03     2.16      3.38
CVAL      Chester Valley Bancorp Inc.                 12.67     8.29     14.88
FBER      1st Bergen Bancorp                          25.28     5.70      7.29
FIBC      Financial Bancorp Inc.                      15.29    17.01     10.88
FKFS      First Keystone Financial                    22.41     8.74      6.32
HARL      Harleysville Savings Bank                   10.54     5.29      5.20
LFBI      Little Falls Bancorp Inc.                   17.16    21.51      2.77
NMSB      NewMil Bancorp Inc.                         16.80     3.10      7.59
PBCI      Pamrapo Bancorp Inc.                         3.83     4.91      2.73
PHFC      Pittsburgh Home Financial Corp              42.75    26.35      5.98
SKAN      Skaneateles Bancorp Inc.                     6.70     3.44      7.22
WVFC      WVS Financial Corp.                          6.40     6.99     (1.78)
YFCB      Yonkers Financial Corp.                     20.91    75.92     15.56
---------------------------------------------   --------------------------------
          Average                                     16.06    14.57      6.77
          Median                                      15.29     6.99      6.32
          Maximum                                     42.75    75.92     15.56
          Minimum                                      3.83     2.16     (1.78)

          SOUND FEDERAL SAVINGS & LOAN ASSOCIATION     4.84     5.71      4.11

          VARIANCE TO THE COMPARABLE MEDIAN          (10.45)   (1.28)    (2.21)

Sources:  SNL and Audited Financial Data, FinPro Computations

Figure 30 illustrates that the Bank has experienced modest deposit growth for the year ended March 31, 1998. The Comparable Group has higher growth rates.

Conversion Valuation Appraisal Report                             Page:  1 - 52



                            FIGURE 31 - CAPITAL DATA

                                                                         CAPITAL AS OF THE MOST RECENT QUARTER
                                                    ----------------------------------------------------------------------------
                                                                 TANGIBLE   INTANGIBLE   REGULATORY    EQUITY +   TOTAL CAPITAL/
                                                    EQUITY/       EQUITY/      ASSETS/    CORE CAP/   RESERVES/    RISK ADJUSTED
                                                     ASSETS   TANG ASSETS       EQUITY       ASSETS      ASSETS           ASSETS
 TICKER            SHORT NAME                           (%)           (%)                       (%)         (%)              (%)
--------------------------------------------------  ----------------------------------------------------------------------------
              COMPARABLE THRIFT DATA
CATB      Catskill Financial Corp.                   23.42       23.42          0.00        20.88        24.07         60.42
CVAL      Chester Valley Bancorp Inc.                 8.67        8.67          0.00         8.36         9.61         14.63
FBER      1st Bergen Bancorp                         11.69       11.69          0.00        10.10        12.68         25.66
FIBC      Financial Bancorp Inc.                      9.04        9.00          0.42         6.83         9.56         17.60
FKFS      First Keystone Financial                    6.67        6.67          0.00         8.50         7.13         20.75
HARL      Harleysville Savings Bank                   6.67        6.67          0.00         6.67         7.21         14.48
LFBI      Little Falls Bancorp Inc.                  10.20        9.50          7.63         7.67        10.54         16.77
NMSB      NewMil Bancorp Inc.                         8.91        8.91          0.00         9.45        10.26         20.73
PBCI      Pamrapo Bancorp Inc.                       12.82       12.76          0.56        11.85        13.46         25.28
PHFC      Pittsburgh Home financial Corp              7.43        7.35          1.14        19.17         7.90         18.21
SKAN      Skaneateles Bancorp Inc.                    6.98        6.81          2.53         6.78         7.98         11.35
WVFC      WVS Financial Corp.                        10.99       10.99          0.00        11.14        11.62         23.48
YFCB      Yonkers Financial Corp.                    13.18       13.18          0.00        11.40        13.55         28.24
--------------------------------------------------   ---------------------------------------------------------------------------
          Average                                    10.51       10.43          0.94        10.68        11.20         22.89
          Median                                      9.04        9.00          0.00         9.45        10.26         20.73
          Maximum                                    23.42       23.42          7.63        20.88        24.07         60.42
          Minimum                                     6.67        6.67          0.00        12.52         7.13         11.35

          SOUND FEDERAL SAVINGS & LOAN ASSOCIATION   12.52       12.52          0.00        12.52        12.91         34.81

          VARIANCE TO THE COMPARABLE MEDIAN           3.48        3.52          0.00         3.07         2.65         14.08


Sources:  SNL and Audited Financial Data, FinPro Computations

         Capitalization - The Comparable Group's median equity to assets ratio of 9.04% is below the Bank's ratio of 12.52%.

         Intangible Levels - One of the most important factors influencing market values is the level of intangibles that an institution carries on its books. The Comparable Group has a limited level of intangibles with an average of 0.94% of equity. Five of the thirteen Comparables have intangibles. Thrifts trade more on tangible book than on book basis. The Bank had no intangible assets.

         Interest Rate Risk - The Bank has a modest level of interest rate risk, evidenced by a net portfolio value that falls below the level of tangible equity at the +300 and +400 basis point rate shocks but remains above the required 4% capital level under all rate shocks.

The Bank has increased its reliance on the wholesale market for assets and, in the short term, the additional capital will increase this reliance. The Bank's market value should be adjusted downward in comparison to the Comparable Group for this measure, as the Bank has a low loan to asset ratio and a high equity to assets ratio.

Conversion Valuation Appraisal Report                             Page:  1 - 53



                    ASSET QUALITY

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, REO and levels of ALLL in assessing the attractiveness of investing in the common stock of an institution.

                         FIGURE 32 - ASSET QUALITY TABLE

                                                                Asset Quality of The Most Recent Quarter
                                              ---------------------------------------------------------------------------------
                                              NPLs      Reserves/       NPAs/          NPAs/          Reserve/       Reserves/
                                              Loans        NPLs         Assets         Equity          Loans         NPAs + 90
Ticker             Short Name                  (%)        (%)            (%)            (%)             (%)            (%)
------    ------------------------------      -----     --------        ------         ------         --------       ---------
             Comparable Thrift Data
CATB      Catskill Financial Corp.            0.50      296.88          0.29           1.26             1.49            219.08
CVAL      Chester Valley Bancorp Inc.         0.31      390.28          0.24           2.80             1.21            390.28
FBER      1st Bergen Bancorp                  2.19      108.32          0.95           8.15             2.38            104.08
FIBC      Financial Bancorp Inc.              1.56       59.59          2.19          24.27             0.93             23.74
FKFS      First Keystone Financial            1.54       57.73          1.34          20.06             0.89             34.27
HARL      Harleysville Savings Bank           0.00          NM          0.00           0.02             0.79                NM
LFBI      Little Falls Bancorp Inc.           0.64      126.60          0.43           4.25             0.81             78.51
NMSB      NewMil Bancorp Inc.                 0.83      345.17          0.47           5.29             2.87            215.34
PBCI      Pamrapo Bancorp Inc.                2.32       47.68          1.70          13.27             1.11             32.66
PHFC      Pittsburgh Home Financial Corp.     1.97       39.89          1.37          18.41             0.79             34.44
SKAN      Skaneateles Bancorp Inc.            2.00       60.25          2.01          28.87             1.21             49.89
WVFC      WVS Financial Corp.                 0.37      310.17          0.20           1.83             1.14            310.17
YFCB      Yonkers Financial Corp.             0.67      115.52          0.41           3.14             0.77             87.23
------    -----------------------------      -----     ---------        ----          -----             ----            ------
          Average                             1.15      163.17          0.89          10.12             1.26            131.64
          Median                              0.83      111.92          0.47           5.29             1.11             82.87
          Maximum                             2.32      390.28          2.19          28.87             2.87            390.28
          Minimum                             0.00       39.89          0.00           0.02             0.77             23.74

          SOUND FEDERAL SAVINGS &
            LOAN ASSOCIATION                  1.50      50.26           0.82           6.54             0.75             50.26

          VARIANCE TO THE COMPARABLE
            MEDIAN                            0.67     (61.66)          0.35           1.25            (0.36)           (32.61)

Sources:  SNL and Audited Financial Data, FinPro Computations

The Bank has a higher level of non-performing loans ("NPL") to total loans at 1.50% when compared to the Comparable Group at 0.83%. Additionally, the Bank's reserves to loans ratio of 0.75% is lower than the Comparable median of 1.11%. The Bank's asset quality and reserve levels appear less attractive when compared to the Comparable Group, as such, a downward adjustment is warranted.

Conversion Valuation Appraisal Report                             Page:  1 - 54



     EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

         -        net interest income

         -        loan loss provision

         -        non-interest income

         -        non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report                             Page:  1 - 55



                          FIGURE 33 - NET INCOME TREND

                                                  IN THOUSANDS
                                                  ------------
                         Mar-94                      $2,845
                         Mar-95                      $2,742
                         Mar-96                      $2,397
                         Mar-97                      $2,290
                         Mar-98                      $2,885

Sources:  Offering Circular

Conversion Valuation Appraisal Report                                Page 1 - 56

For the year ended March 31, 1998, the Bank's ROAA and ROAE were 1.16% and 9.47%, respectively. The Comparable median ROAA and ROAE were 0.95% and 9.28%, respectively.

                         FIGURE 34 - PROFITABILITY DATA

                                            PROFITABILITY AS OF THE
                                              MOST RECENT QUARTER
                                            ------------------------
                                            RETURN ON     RETURN ON
TICKER            SHORT NAME                AVG ASSETS    AVG EQUITY
                                               (%)           (%)
------------------------------------------  ------------------------
            COMPARABLE THRIFT DATA
CATB    Catskill Financial Corp.               1.34          5.37
CVAL    Chester Valley Bancorp Inc.            1.03         11.92
FBER    1st Bergen Bancorp                     0.75          5.41
FIBC    Financial Bancorp Inc.                 0.95         10.27
FKFS    First Keystone Financial               0.78         11.30
HARL    Harleysville Savings Bank              1.01         15.28
LFBI    Little Falls Bancorp Inc.              0.58          4.85
NMSB    NewMil Bancorp Inc.                    0.86          8.68
PBCI    Pamrapo Bancorp Inc.                   1.32         10.23
PHFC    Pittsburgh Home Financial Corp         0.78          8.06
SKAN    Skaneateles Bancorp Inc.               0.64          9.28
WVFC    WVS Financial Corp.                    1.27         11.12
YFCB    Yonkers Financial Corp.                0.98          6.94
------------------------------------------  -------------------------
        Average                                0.95          9.13
        Median                                 0.95          9.28
        Maximum                                1.34         15.28
        Minimum                                0.58          4.85

        SOUND FEDERAL SAVINGS &
          LOAN ASSOCIATION                     1.16          9.47

        VARIANCE TO THE COMPARABLE MEDIAN      0.21          0.19

Sources:  SNL and Audited Financial Data, FinPro Computations

Conversion Valuation Appraisal Report                                Page 1 - 57



                        FIGURE 35 - INCOME STATEMENT DATA

                                                          INCOME STATEMENT AS OF THE MOST RECENT QUARTER
                                    -----------------------------------------------------------------------------------------------
                                         NET     INTEREST     INTEREST  NET INTEREST  NONINTEREST  NONINTEREST
                                    INTEREST      INCOME/     EXPENSE/       INCOME/      INCOME/     EXPENSE/  EFFICIENCY OVERHEAD
                                      MARGIN   AVG ASSETS   AVG ASSETS    AVG ASSETS   AVG ASSETS   AVG ASSETS       RATIO    RATIO
TICKER       SHORT NAME                  (%)          (%)         (%)            (%)          (%)          (%)         (%)      (%)
-----------------------------       -----------------------------------------------------------------------------------------------
       COMPARABLE THRIFT DATA
CATB   Catskill Financial Corp.        4.07        7.26         3.28          3.98         0.14         1.90        46.75     44.84
CVAL   Chester Valley Bancorp Inc.     3.83        7.73         3.99          3.74         0.40         2.61        63.10     59.17
FBER   1st Bergen Bancorp              3.32        7.13         3.92          3.21         0.11         2.08        62.41     61.13
FIBC   Financial Bancorp Inc.          3.64        7.23         3.78          3.45         0.25         1.88        50.82     47.22
FKFS   First Keystone Financial        3.32        7.34         4.12          3.22         0.29         2.30        65.56     62.49
HARL   Harleysville Savings Bank       2.73        7.41         4.74          2.67         0.12         1.24        44.82     42.39
LFBI   Little Falls Bancorp Inc.       2.67        6.78         4.20          2.58         0.07         1.70        60.97     59.93
NMSB   NewMil Bancorp Inc.             3.86        7.30         3.56          3.74         0.45         2.61        65.61     61.50
PBCI   Pamrapo Bancorp Inc.            4.70        7.69         3.25          4.44         0.37         2.71        54.61     50.86
PHFC   Pittsburgh Home Financial
         Corp                          2.82        7.46         4.74          2.72         0.20         1.73        58.68     55.70
SKAN   Skaneateles Bancorp Inc.        4.16        7.73         3.80          3.93         0.74         3.49        73.06     67.99
WVFC   WVS Financial Corp.             3.63        7.63         4.05          3.59         0.13         1.70        45.84     43.91
YFCB   Yonkers Financial Corp.         3.79        7.47         3.76          3.71         0.29         2.26        56.19     52.76
-----------------------------------------------------------------------------------------------------------------------------------
       Average                         3.58        7.40         3.94          3.46         0.27         2.17        57.57     54.61
       Median                          3.64        7.41         3.92          3.59         0.25         2.08        58.68     55.70
       Maximum                         4.70        7.73         4.74          4.44         0.74         3.49        73.06     67.99
       Minimum                         2.67        6.78         3.25          2.58         0.07         1.24        44.82     42.39

       SOUND FEDERAL SAVINGS &
         LOAN ASSOCIATION              3.69        7.11         3.53          3.58         0.08         1.60        43.70     42.52

       VARIANCE TO THE COMPARABLE
         MEDIAN                        0.05       (0.30)       (0.39)        (0.01)       (0.17)       (0.48)      (14.98)   (13.18)


Sources:  SNL and Audited Financial Data, FinPro Computations

Compared to the Comparable Group, the Bank's lower yield on assets is offset by a lower cost of funds. Noninterest income is lower, but more than offset by a lower level of noninterest expense, resulting in a 4 basis point advantage on a pre-tax net income basis.

Currently, investors are focusing on earnings sustainability as the interest rate volatility has caused wide variation in income levels. With the intense competition for both assets and deposits, banks can not easily replace lost spread and margin with balance sheet growth.

The Bank's historical earnings have been relatively stable. The noninterest expense advantage will narrow with the extra cost of reporting and legal fees after the conversion, all other things being equal. Taken collectively, the income of the Bank can be measured by the efficiency ratio, where the Bank has an advantage of 15.02% as compared to the Comparable median. Based on the Bank's historical earnings performance, an upward adjustment is warranted to the market value for earnings.

Conversion Valuation Appraisal Report                                Page 1 - 58




                     MARKET AREA


The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. Specifics on the Bank's market were delineated in Section 2 - Market Area Analysis. The following are discussions with respect to the various data sets utilized for the market analysis

         DEMOGRAPHIC DATA - the households within the Bank's markets are projected to grow 3.93% from 1990 to 2002, indicating a stable market, but with limited opportunity for customer growth through demographic expansion. The median household income for all three markets, however, is greater than twice the state average. The markets are populated with educated people, ranging from 30-47% with a bachelors degree or better, compared to the state average of 23%. These factors are indicative of upscale markets with sophisticated customers.

         COMPETITIVE DATA - the Bank has an average branch size of $71.5 million, compared to the average for its markets of $57.9 million, indicating a successful branch franchise. Additionally, the bank has an overall branch efficiency ratio of 123.64% with a 16.13% market share of $1.3 billion in deposits and a branch share of 13.04% of 23 competitive branch facilities.

A slight upward adjustment is warranted for this factor due to the upscale markets and the Bank's successful franchise.

Conversion Valuation Appraisal Report                                Page 1 - 59




                      MANAGEMENT


The Bank has developed a good management team with considerable banking experience. The Bank's organizational chart is reasonable for an institution of its size and complexity, however, the Reorganization will require the addition of senior management and lending positions. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

Due to the unknowns of the staff expansion, a slight downward adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report                                Page 1 - 60




                      DIVIDENDS


Historically, banks have not established dividend policies immediately at or after conversion to stock ownership. Rather, newly converted institutions, in general, have preferred to establish an earnings track record, fully invest the conversion proceeds, and allow for seasoning of the stock before establishing a dividend policy. In the late 1980's and early 1990's however, there has been a tendency toward initiating dividend policies concurrent with the conversion as a means of increasing the attractiveness of the issue and to utilize the proceeds.

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or over subscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Recent pressures on ROE and on internal rate of returns to investors has prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in this regard.

Conversion Valuation Appraisal Report                                Page 1 - 61

                           FIGURE 36 - DIVIDENDS DATA

                                                       DIVIDENDS
                                                -----------------------
                                                 CURRENT   LTM DIVIDEND
                                                DIVIDEND         PAYOUT
                                                   YIELD          RATIO
TICKER              SHORT NAME                       ($)            (%)
-----------------------------------------------------------------------
               COMPARABLE THRIFT DATA
CATB      Catskill Financial Corp.               1.816         34.09
CVAL      Chester Valley Bancorp Inc.            1.380         31.55
FBER      1ST Bergen Bancorp                     1.046         22.50
FIBC      Financial Bancorp Inc.                 1.818         25.60
FKFS      First Keystone Financial               1.067         10.42
HARL      Harleysville Savings Bank              1.359         20.69
LFBI      Little Falls Bancorp Inc.              1.026         19.48
NMSB      NewMil Bancorp Inc.                    2.349         41.18
PBCI      Pamrapo Bancorp Inc.                   3.947         59.54
PHFC      Pittsburgh Home Financial Corp.        1.362        230.25
SKAN      Skaneateles Bancorp Inc.               1.600         25.01
WVFC      WVS Financial Corp.                    3.243        247.62
YFCB      Yonkers Financial Corp.                1.445         22.22
--------------------------------------------------------------------
          Average                                 1.80         60.78
          Median                                  1.45         25.60
          Maximum                                 3.95        247.62
          Minimum                                 1.03         10.42

          SOUND FEDERAL BANCORP                     NA            NA

          VARIANCE TO THE COMPARABLE MEDIAN         NA            NA

All of the Comparable institutions had declared dividends. The median dividend payout ratio for the Comparable Group was 25.60%, ranging from a high of 247.62% to a low of 10.42%. The Bank will have the capital levels to afford to pay dividends and, therefore, no adjustment is indicated for this factor.

Conversion Valuation Appraisal Report                                Page 1 - 62




                LIQUIDITY OF THE ISSUE


The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

                     FIGURE 37 - MARKET CAPITALIZATION DATA

                                                                       MARKET CAPITALIZATION
                                        ------------------------------------------------------------------------------------
                                             MRQ           MRQ        LTM         LTM      MRQ PUBLICLY        MRQ TANGIBLE
                                          MARKET         PRICE      PRICE       PRICE          REPORTED        PUBLICLY REP
                                           VALUE     PER SHARE       HIGH         LOW        BOOK VALUE          BOOK VALUE
 TICKER         SHORT NAME                   ($)           ($)        ($)         ($)               ($)                 ($)
----------------------------------------------------------------------------------------------------------------------------
         Comparable Thrift Data

CATB    Catskill Financial Corp.          78.62      17.750         19.125      13.938     15.54               15.54
CVAL    Chester Valley Bancorp Inc.       69.77      35.125         37.000      15.714     13.64               13.64
FBER    1st Bergen Bancorp                52.20      19.750         20.750      12.875     13.54               13.54
FIBC    Financial Bancorp Inc.            46.93      25.000         27.000      14.875     16.43               16.36
FKFS    First Keystone Financial          45.25      18.250         19.000      10.625     10.65               10.65
HARL    Harleysville Savings Bank         54.13      31.000         31.125      20.250     14.66               14.66
LFBI    Little Falls Bancorp Inc.         48.31      20.000         20.500      12.750     14.63               13.51
NMSB    NewMil Bancorp Inc.               52.31      13.750         14.500       8.875      8.59                8.59
PBCI    Pamrapo Bancorp Inc.              80.67      28.750         28.750      18.500     17.20               17.10
PHFC    Pittsburgh Home Financial Corp.   34.71      18.625         20.813      14.000     12.76               12.61
SKAN    Skaneateles Bancorp Inc.          25.20      19.563         22.250      12.250     12.48               12.16
WVFC    WVS Financial Corp.               66.91      19.032         19.500      11.750      9.05                9.05
YFCB    Yonkers Financial Corp.           58.43      19.750         22.000      14.375     15.03               15.03
----------------------------------------------------------------------------------------------------------------------------
        Average                           54.88       22.03          23.25      13.91      13.40               13.26
        Median                            52.31       19.75          20.81      13.94      13.64               13.54
        Maximum                           80.67       35.13          37.00      20.25      17.20               17.10
        Minimum                           25.20       13.75          14.50       8.88       8.59                8.59

        SOUND FEDERAL BANCORP             25.60       10.00             NA         NA       9.27                9.27

        VARIANCE TO THE
           COMPARABLE MEDIAN             (26.71)      (9.75)            NA         NA      (4.37)              (4.27)

Note:  Sound Federal figures based on the midpoint of the estimated value range.

The market capitalization values of the Comparable Group range from a low of $25.2 million to a high of $80.7 million with a median market capitalization of $52.3 million. The Bank expects to have $26.5 million of market capital at the midpoint on a pro forma basis.

Since the size of the offering is small, it is unlikely that an active and liquid trading market will be maintained. It is anticipated the Bank will be traded on NASDAQ. Based on a low level of market capitalization, a slight downward adjustment for this factor appears warranted.

Conversion Valuation Appraisal Report                                Page 1 - 63




                SUBSCRIPTION INTEREST


The outcome of subscription offerings has been, historically, difficult to predict. Since 1992, however, the conversions have experienced robust subscription interest with the exception of late 1994 when the pricing multiples were high. During late 1994, many subscriptions had the need to resolicit due to lack of professional investor demand. During 1995, the investor demand returned and the subscription interest increased, primarily the result of lower market multiples. The vast majority of recent conversions have oversubscribed and gone off at the maximum or super-maximum.

Of more importance is the general strength of the aftermarket. Thrift stock prices, including MHC's continue to climb (see Figure 38).

Recently, on a national level, there were deals which significantly oversubscribed, resulting in a few re-solicitations and an upward adjustment to the valuations.

As such, an upward adjustment for subscription interest is warranted at this time.

Conversion Valuation Appraisal Report                                Page 1 - 64




              RECENT REGULATORY MATTERS


As a result of large after-market price increases of conversions during 1993 and early 1994, the regulatory agencies have issued guidelines on appraisals for conversions. The regulators publicly indicated that only modest immediate after-market price increases are appropriate for converting institutions. The guidelines issued November 22, 1994, indicate that the reasonableness and adequacy of an appraisal will be partially judged by the immediate price movement of the conversion stock in the after-market, using a very short time frame of the second day of trading following closing. The guidelines further discuss that the average price appreciation for all IPO's has been between 10% and 15%, which was deemed to be too high.

At around the same time period, IPO pricing was elevated on a book basis and IPO's in late 1994 did not experience much appreciation. In fact, numerous IPO's actually depreciated. 1995 brought back lower premiums to book but they have been rising throughout 1996 to approximately the same levels as late 1994. The trend has continued in 1997 and 1998 with IPO's popping over 40% on average, for the first day of trading.

The recent interest in thrift IPO's has caused large oversubscriptions, which in turn have caused large price appreciation's in the aftermarket. Recently, regulators have been indicating the need for increased pricing of new issues in the attempt to lessen the aftermarket appreciation. Also, regulators have been concerned with capital redistributions from thrifts which have converted within the past three years. Regulatory agencies are publicly indicating that they will enforce the limits of stock buy backs to: 0% in the first year, 5% in the second year and 5% in the third year.

This threat to newly converted institutions, of not being able to use all of the capital markets tools available, will hurt the stocks attractiveness, as it will put them at a significant competitive disadvantage to the rest of the industry.

As such, a downward adjustment for this measure is warranted based on the uncertainty surrounding the regulatory environment.

Conversion Valuation Appraisal Report                                Page 1 - 65




          MARKET FOR SEASONED THRIFT STOCKS


Data for all public thrifts as of June 8, 1998 is provided in Exhibit 7. A common measure utilized as a proxy for the performance of the thrift industry is the SNL thrift index graphically shown below and tabularly shown on the following page:

                       FIGURE 38 - SNL THRIFT INDEX CHART


                                  [LINE CHART]
Source:  SNL Securities

Conversion Valuation Appraisal Report                               Page: 1 - 66

                        FIGURE 39 - HISTORICAL SNL INDEX

------------------------------------------------------------------------------
                      SNL THRIFT INDEX MONTHLY PERFORMANCE
                        January 2, 1992 to June 8, 1998
------------------------------------------------------------------------------

                 SNL    % Change  % Change  % Change   % Change   % Change   % Change   % Change
               Thrift    Since     Since     Since      Since      Since      Since      Since
   Date         Index    1/2/92    1/4/93    1/3/94    12/30/94   12/29/95   12/31/96   12/31/97
-----------    ------   --------  --------  --------   --------   --------   --------   --------
      Jan-92    143.9      --        --        --         --         --         --         --
      Jul-92    175.1     21.7%      --        --         --         --         --         --
      Jan-93    201.1     39.7%      --        --         --         --         --         --
      Jul-93    220.5     53.2%      9.6%      --         --         --         --         --
      Jan-94    252.5     75.5%     25.6%      --         --         --         --         --
      Jul-94    273.8     90.3%     36.2%      8.4%       --         --         --         --
      Jan-95    256.1     78.0%     27.3%      1.4%       --         --         --         --
      Jul-95    328.2    128.1%     63.2%     30.0%      28.2%       --         --         --
      Jan-96    370.7    157.6%     84.3%     46.8%      44.7%       --         --         --
      Jul-96    389.9    171.0%     93.9%     54.4%      52.2%      5.2%        --         --
      Jan-97    520.1    261.4%    158.6%    106.0%     103.1%     40.3%        --         --
      Jul-97    684.5    375.7%    240.4%    171.1%     167.3%     84.7%       31.6%       --
      Jan-98    768.3    433.9%    282.0%    204.3%     217.1%    104.1%       58.9%     -5.6%
June 8, 1998    897.2    523.5%    346.1%    255.3%     270.3%    138.3%       85.5%     10.2%

Source:  SNL Securities

                           FIGURE 40 - EQUITY INDICES


                                [INSERT LINE CHART]

Conversion Valuation Appraisal Report                               Page: 1 - 67


                               INDEX COMPARISONS
              -----------------------------------------------------
                              SNL            S&P            DJIA
              -----------------------------------------------------
                6/30/94      269.9          444.3         3,625.0
               12/30/94      244.7          459.3         3,834.4
                6/30/95      313.5          544.8         4,556.1
               12/29/95      376.5          615.9         5,117.1
                6/28/96      387.2          670.6         5,654.6
               12/31/96      483.6          740.7         6,448.3
                6/30/97      624.5          885.2         7,672.8
               12/30/97      814.1          970.4         7,903.0
                 6/8/98      897.2        1,115.7         9,069.6
              -----------------------------------------------------

As the Figures 38 and 39 illustrate, the performance of the SNL index has been robust through 1992, 1993, 1994 and 1995. The dip in the index, occurring in late 1994, was the product of the interest rate rise during that period along with the overall uneasiness in the stock market in general. The rate scenario covering the same period as the SNL index can be seen in the following chart.

                          FIGURE 41 - HISTORICAL RATES

                                [INSERT LINE CHART]

Source:  Prudential Bache Securities

As the graph demonstrates, the rate rise in late 1994 correlates closely to the fall in thrift prices. The drop in rates in 1995 was one of the primary drivers of the rapid rise in the SNL index. During 1996, rates increased slightly and then remained stable, fueling the rise in the conversion prices. 1997 has seen a continuation of this trend, with the median IPO pricing at 71.1%, 71.4%, 72.5%, and 76.6% of book value for the first, second, third, and fourth quarters of 1997, respectively, and 78.4% and 76.0% in the first and second quarters of 1998.

Conversion Valuation Appraisal Report                                Page 1 - 68

As Figures 40 and 41 show, in 1997, the flat interest rate environment has contributed to the appreciation in the SNL index. In addition, the market continues to demonstrate evidence of acquisition speculation. For the first two months of 1998, the thrift market appreciation continued, as illustrated in Figure 38.

A slight downward adjustment for this measure is warranted, as the institution will trade at a discount to the market until the newly raised capital is adequately invested.

Conversion Valuation Appraisal Report                                Page 1 - 69




                MARKET FOR MHC STOCKS


As the Bank is undergoing an MHC reorganization, it should be compared to other publicly traded institutions which have undergone a similar process, of which there are currently 31 institutions. The trading multiples for the MHC's are different from the fully converted institutions for a variety of reasons. As the trading shares for an MHC are less than 50% of the total shares, there is a reduced amount of liquidity, though, for the MHC's with a two tier structure, the ability of the institution to repurchase its stock increases its liquidity. The regulators have recently changed their policy regarding the grandfathering of waived dividends, changing the appraisal method for second steps, effectively reducing the exchange ratios for some second step conversions. Conversely, there are assumed trading premiums built into MHC stock prices for the possibility of a second step offering. Additionally, due to the majority control of the MHC, there is a lack of acquisition speculation in the stock price.

The average trading multiples for all MHC's are misrepresentative due to thinly-traded issues and institutions that have announced their second steps. In order to refine the averages, only those institutions traded on NASDAQ or the AMSE have been used, resulting in a list of 21 institutions. Their multiples are shown in the table below.

                        FIGURE 42 - MHC TRADING MULTIPLES


                                                                               Current Price in Relation to
                                                          -------------------------------------------------------------------
                                      Current    Current                       Price/                     Tangible
                                       Stock     Market               LTM    LTM Core   Price/     Book     Book
                                       Price      Value   Earnings    EPS       EPS      Core      Value    Value      Assets
Ticker              Short Name          ($)       (SM)      (x)       (x)       (x)       (x)       (%)       (%)       (%)
-----------------------------------------------------------------------------------------------------------------------------

          MUTUAL HOLDING COMPANIES
ALLB      Alliance Bank (MHC)           34.00     111.27    53.13     54.84     54.84     53.13     380.74    380.74     40.79
BRKL      Brookline Bancorp (MHC)       16.31     474.63       NA        NA        NA        NA     174.84    174.84     58.07
CMSV      Community Savings Bnkshrs(MHC)34.50     175.95    35.94     33.50     36.32     35.94     208.84    208.84     23.13
EBI       Equality Bancorp Inc.         13.38      33.25       NA        NA        NA        NA     129.73    129.73     14.50
FFFL      Fidelity Bankshares Inc. (MHC)29.63     201.51    23.89     27.43     31.85     29.63     227.71    234.75     15.26
FFSX      First Fed SB of Siouxland(MHC)36.50     103.58    33.80     31.74     31.47     29.44     251.55    317.67     18.13
GBNK      Gaston Federal Bancorp(MHC)   16.00      71.94       NA        NA        NA        NA         NA        NA        NA
HARS      Harris Financial Inc.(MHC)    24.06     817.13    35.39     43.75     66.84     60.16     444.79    495.12     36.14
JXSB      Jacksonville Savings Bk(MHC)  21.50      41.02    41.35     42.16     65.15    107.50     232.94    232.94     24.18
LFED      Leeds Federal Bankshares(MHC) 19.75     102.35    29.04     29.92     29.92     29.04     207.46    207.46     34.23
NBCP      Niagara Bancorp Inc.(MHC)     14.63     435.19       NA        NA        NA        NA         NA        NA        NA
NWSB      Northwest Bancorp Inc.(MHC)   15.88     743.55    33.07     36.08     36.92     36.08     348.90    390.05     30.86
PBCT      People's Bank(MHC)            38.75   2,483.21    23.63     24.84     45.59     38.75     294.01    343.22     27.14
PBHC      Pathfinder Bancorp Inc.(MHC)  21.63      61.23    38.62     34.88     45.05     60.07     258.98    305.87     31.21
PHSB      Peoples Home Savings Bk(MHC)  20.13      55.55    31.45        NA        NA     38.70     194.82    194.82     24.86
PLSK      Pulaski Savings Bank (MHC)    17.88      37.68    31.92        NA        NA     31.92     171.22    171.22     19.75
PULB      Pulaski Bank, Svgs Bank(MHC)  45.25      95.29    47.14     47.63     56.56     59.54     386.42    386.42     51.89
SBFL      SB of the Finger Lakes (MHC)  19.63      70.06    70.09     75.48     89.20     81.77     321.72    321.72     27.93
SKBO      First Carnegie Deposit(MHC)   19.50      44.85    81.25        NA        NA    121.88     181.56    181.56     31.22
WAYN      Wayne Savings Bancshares(MHC) 28.00      69.55    46.67     37.33     40.58     50.00     284.55    284.55     26.77
WCFB      Webster City Federal SB (MHC) 18.88      39.86    29.49     29.49     29.49     29.49     176.73    176.73     42.44

          MHC Average                             298.51    40.35     39.22     47.13     52.53     256.71    270.43     30.45
          MHC Median                               95.29    35.39     35.48     42.82     38.75     232.94    234.75     27.93


Source:  SNL Securities

Conversion Valuation Appraisal Report                                Page 1 - 70

Another factor making MHC comparisons to the Bank misrepresentative on a pricing basis is the varying levels of minority ownership. As a means of adjusting for this factor, market multiples are derived assuming that the MHC's are fully converted through the issuance of the majority shares at current market prices using standard second step assumptions. The median Price to LTM EPS and Price to Book Value multiples, for the same list of 21 institutions on a fully converted basis as calculated by SNL Securities as of April 30, 1998, are 22.3x and 116.4%, respectively.

The following table compares the MHC fully converted pricing multiples to those of all fully converted thrifts.

              FIGURE 43 - MHC ADJUSTED TRADING MULTIPLE COMPARISON



                                        Pricing as of 4/30/98
                                        -----------------------
                                        Price to       Price to
                                        LTM EPS          Book
                                        --------       --------
Median Trading Value for all Thrifts       20.8          160.7
Median Trading Value for MHC's             22.3          116.4
                                        -------        -------
MHC (Discount)/Premium                      7.21%        -27.57%

Source:  SNL Securities

MHC's are presently trading at a 7.21% premium on an earnings basis and a 27.57% discount on a book basis, indicating that, using the fully converted methodology, the MHC's appear to be comparably valued to fully converted thrifts on an earnings basis but not on a book basis.

As the fully converted MHC multiples indicate a relationship exists to fully converted institutions, a comparison of the appraisal to the pool of MHC's appears to be appropriate. Due to the ownership, liquidity, dividend, acquisition and second step factors delineated in the first paragraph of this section, and to the discount on a book basis for the fully converted MHC multiples, a slight downward adjustment is, however, warranted for the market for MHC stocks.

Conversion Valuation Appraisal Report                                Page 1 - 71

                  ACQUISITION MARKET

                  FIGURE 44 - DEALS FOR LAST THIRTEEN QUARTERS


       1995-2   1995-3    1995-4    1996-1    1996-2    1996-3    1996-4    1997-1    1997-2    1997-3   1997-4   1998-1  1998-2*
Bank    85       92        80        79        87        91        82        66        79        102       94      85        72
Thrift  35       27        22        22        29        21        19        25        32         17       37      26        20


Source: SNL Securities

Conversion Valuation Appraisal Report                                Page 1 - 72

From 1994 through June 8, 1998, thrift deal prices remained high. Nationally, all pricing multiples are up in 1998. Regionally, price to earnings, price to assets and price to deposits are up, while price to book and price to tangible are down. Deals between $50 million and $100 million, were priced at a higher price to earnings, price to asset and price to deposits multiples.

         FIGURE 45 - CURRENT THRIFT ACQUISITION MULTIPLES, PRICE TO BOOK


                                  [LINE CHART]

Conversion Valuation Appraisal Report                                Page 1 - 73

    FIGURE 46 - CURRENT THRIFT ACQUISITION MULTIPLES, PRICE TO TANGIBLE BOOK


                                  [LINE CHART]


           FIGURE 47 - THRIFT ACQUISITION MULTIPLES, PRICE TO EARNINGS


                                  [LINE CHART]

Conversion Valuation Appraisal Report                                Page 1 - 74

        FIGURE 48 - CURRENT THRIFT ACQUISITION MULTIPLES, PRICE TO ASSETS


                                  [LINE CHART]


       FIGURE 49 - CURRENT THRIFT ACQUISITION MULTIPLES, PRICE TO DEPOSITS


                                  [LINE CHART]

Conversion Valuation Appraisal Report                                Page 1 - 75

                           FIGURE 50 - DEAL MULTIPLES

MEDIAN PRICE TO LTM EARNINGS             1995      1996      1997      1998 YTD
Thrifts - Nationwide                      18.4      17.6      24.6      26.6
Thrifts - Mid-Atlantic                    17.9      17.0      21.7      27.2
Thrifts - Deal Value $50-$100 Million     19.6      17.5      22.5      31.0

AVERAGE PRICE TO BOOK
Thrifts - Nationwide                     144.7     149.5     185.2     215.8
Thrifts - Mid-Atlantic                   156.5     156.9     212.5     206.2
Thrifts - Deal Value $50-$100 Million    157.9     162.2     209.9     206.9

AVERAGE PRICE TO TANGIBLE BOOK
Thrifts - Nationwide                     150.0     153.6     191.9     219.7
Thrifts - Mid-Atlantic                   157.6     159.4     228.7     206.6
Thrifts - Deal Value $50-$100 Million    158.7     166.2     212.4     211.6

AVERAGE PRICE TO ASSETS
Thrifts - Nationwide                      14.8      15.0      18.4      21.2
Thrifts - Mid-Atlantic                    15.3      17.7      16.5      23.2
Thrifts - Deal Value $50-$100 Million     19.6      15.3      18.2      26.2

AVERAGE PRICE TO DEPOSITS
Thrifts - Nationwide                      19.2      19.9      24.9      29.1
Thrifts - Mid-Atlantic                    20.3      24.5      26.1      32.0
Thrifts - Deal Value $50-$100 Million     24.7      20.2      24.2      36.0

Currently, there are five thrift acquisitions pending in New York. HUBCO Inc. is in the process of acquiring MSB Bancorp. MSB was priced at 165% of book and 32.2X LTM earnings. AFSALA Bancorp is being acquired by Ambanc for 145% of book and 22.6X LTM earnings. Astoria Financial is acquiring Long Island Bancorp for 299% and 32.1X earnings. Tappan Zee Financial is being acquired by USB for 151% of book and 30.6X LTM earnings. TR Financial Corp. has announced its agreement to be acquired by Roslyn Bancorp at 27.2x earnings and 403.1% of book, however, after the announcement, Roslyn's stock price dropped below the walk away level. The markets reaction to Roslyn's deal may be a signal that the acquisition multiples are reaching their high.

Conversion Valuation Appraisal Report                                Page 1 -76

The following table illustrates the acquisition premiums nationwide as compared to the trading multiples for all public thrifts and the Comparable Group.

                          FIGURE 51 - ACQUISITION TABLE

                                                 PRICE TO         PRICE TO      PRICE TO       PRICE TO
                                                  BOOK         TANGIBLE BOOK    EARNINGS        ASSETS
                                                   (%)              (%)           (X)             (%)

Announced National Merger Multiples
  1998 YTD as of 6/8/98                           215.8          219.7            26.6            21.2

All Public Thrift Median Trading Multiples
  as of 6/8/98                                    154.1          157.4            19.9            18.7

Comparable Median Trading Multiples
  as of 6/8/98                                    158.6          158.6            17.6            15.1

Acquisition Premium Over All Public Thrifts      40.04%         39.58%          33.67%          13.37%

Acquisition Premium Over Comparables             36.07%         38.52%          51.14%          40.40%


Source: SNL Securities

When compared to the all public thrift trading multiples, the "take-out" premium appears to be 30% to 40%. The "take-out" premium over the Comparables is slightly higher at 35% to 50%.

As the Bank is undertaking a mutual holding company structure and only selling a minority of its shares to the public, acquisition speculation is not relevant and a downward adjustment is warranted for this measure.

Conversion Valuation Appraisal Report                                Page 1 - 77

                 ADJUSTMENTS TO VALUE


Overall, FinPro believes that the Bank pro-forma market value should be discounted relative to the Comparable Group, reflecting the following adjustments.

Key Valuation Parameters                                    Valuation Adjustment
--------------------------------------------------------------------------------

Balance Sheet Strength                                      Downward

Asset Quality                                               Downward

Earnings Quality, Predictability and Growth                 Upward

Market Area                                                 Slight Upward

Management                                                  Slight Downward

Dividends                                                   No Adjustment

Liquidity of the Issue                                      Slight Downward

Subscription Interest                                       Upward

Recent Regulatory Matters                                   Downward

Market for Seasoned Thrift Stocks                           Slight Downward

Market for MHC Stocks                                       Slight Downward

Acquisition Market                                          Downward


As a result of all the factors discussed, a full offering discount of approximately 20% on an earnings multiple basis and a 50% discount on a price to book basis appears to be reasonable.

Conversion Valuation Appraisal Report                                Page 1 - 78




                  VALUATION APPROACH


In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro-forma market value approach, four key pricing multiples were considered. The four multiples include:

         Price to earnings ("P/E")

         Price to tangible book value ("P/TB")

         Price to book value ("P/B")

         Price to assets ("P/A")

All of the approaches were calculated on a pro-forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in
Exhibit 10, 11, and 12.

To ascertain the pro-forma estimated market value of the Bank, the market multiples for the Comparable Group, all publicly traded thrifts and the recent (1995 to date) MHC reorganizations were assessed.

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B approach had gained in importance and was utilized frequently as the benchmark for market value. It is interesting to note that the P/B approach is more of a benchmark than a reliable valuation technique. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Most recently, the P/E approach has regained favor among investors.

The evidence of the movement towards the P/E Multiple can be seen in the acquisition, trading and IPO markets. The P/LTM EPS multiple for the completed mergers is 26.6x, for all public thrifts the trading P/LTM is 19.93x and for recent IPO's it is 17.4x.

As such, in estimating the market value for the Bank, the most emphasis was placed on the P/E approach. The P/B and P/TB were given much less weight and the P/A ratio was not given much weight at all.

In terms of the market multiples, most weight was given to the Comparable Group. Less weight was ascribed to all public thrifts and all New York thrifts. The multiples for the Comparable Group, all publicly traded thrifts, and New York publicly traded thrifts are shown in Exhibit 8.

Conversion Valuation Appraisal Report                                Page 1 - 79



Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint on a fully converted basis is estimated to be $58,900,000. Based upon a range below and above the midpoint value, the relative values are $50,065,000 at the minimum and $67,735,000 at the maximum respectively. At the supermaximum of the range the offering value would be $77,895,250.

At the various levels of the estimated value range, and utilizing a 45% minority offering (established by the Sound Board of Directors) would result in the following offering data:

                      FIGURE 52 - VALUE RANGE OFFERING DATA

                                                Total         Price per         Total
Conclusion                                     Shares          Share           Value
Appraised Value - $50,065,000 at 45%           2,252,925         $10         $22,529,250
Appraised Value - $58,900,000 at 45%           2,650,500         $10         $26,505,000
Appraised Value - $67,735,000 at 45%           3,048,075         $10         $30,480,750
Appraised Value - $77,895,250 at 45%           3,505,286         $10         $35,052,860

Source:  FinPro Inc. Pro forma Model


                      FIGURE 53 - VALUE RANGE OFFERING DATA



                                                   Bank              Comparables               State           National
                                                 ----------------------------------------------------------------------------
                                                             Mean         Median       Mean     Median     Mean     Median
                                                             ----         ------       ----     ------     ----     ------
                                      $50,065,000     14.49
Price-Earnings Ratio P/E              $58,900,000     16.67        18.57        17.62     24.33     21.80    23.33      19.93
                                      $67,735,000     18.87
                                      $77,895,250     21.28

                                      $50,065,000     98.04%
Price-to-Book Ratio P/B               $58,900,000    107.87%      163.17%     158.61%    176.33%  154.75%   171.31%    154.11%
                                      $67,735,000    116.69%
                                      $77,895,250    125.47%

                                      $50,065,000     98.04%
Price-to-Tangible Book Ratio P/TB     $58,900,000    107.87%      164.56%     158.61%   194.22%   156.33%  178.18%    157.39%
                                      $67,735,000    116.69%
                                      $77,895,250    125.47%

                                      $50,065,000     18.28%
Price-to-Assets Ratio P/A             $58,900,000     21.23%      16.41%      15.12%     21.60%    19.02%   20.51%     18.69%
                                      $67,735,000     24.11%
                                      $77,895,250     27.34%

Conversion Valuation Appraisal Report                                Page 1 - 80



This equates to the following multiple comparisons:

FIGURE 54 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT (FULL
                                  CONVERSION)

                                          -------------------------------------------------------------------
                                                                    Price Relative to
                                          -------------------------------------------------------------------
                                          Earnings    Core Earnings     Book     Tangible Book        Assets
-------------------------------------------------------------------------------------------------------------
The Bank (at midpoint) Full Conversion       14.08            14.08    72.67%            72.67%        20.00%
-------------------------------------------------------------------------------------------------------------
Comparable Group Average                     17.62            16.56   158.61%           158.67%        15.12%
-------------------------------------------------------------------------------------------------------------
(Discount) Premium                          -20.09%          -14.98%  -54.18%           -54.18%        32.28%
-------------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations

  FIGURE 55 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA SUPERMAXIMUM
                               (FULL CONVERSION)


                                          -------------------------------------------------------------------
                                                                    Price Relative to
                                          -------------------------------------------------------------------
                                          Earnings    Core Earnings     Book     Tangible Book        Assets
-------------------------------------------------------------------------------------------------------------
The Bank (at midpoint) Full Conversion       17.24            17.24    79.94%            79.94%        25.05%
-------------------------------------------------------------------------------------------------------------
Comparable Group Average                     17.62            16.56   158.61%           158.67%        15.12%
-------------------------------------------------------------------------------------------------------------
(Discount) Premium                           -2.16%           4.11%   -49.60%           -49.60%        65.67%
-------------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations

As the figure 54 demonstrates, the Bank is priced at a discount of 14.98% on a core earnings basis. A discount of 54.18% is applied to the Bank relative to the Comparable Group on a price to book basis. When comparing the Bank's EVR at the supermaximum to the Comparable Group, the Bank is priced at a 4.11% premium on a core earnings basis and at a 49.60% discount on a book basis.

Figures 56 and 57 compare the Bank's MHC ratios at the midpoint and supermaximum to all MHC trading multiples. This comparison is skewed by the percentage minority ownership of each MHC institution, but shows an approximate 55% discount on both an earnings and book basis at the midpoint and 45% discount at the supermaximum.

    FIGURE 56 - MHC PRICING MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT (MHC)

                                          -------------------------------------------------------------------
                                                                    Price Relative to
                                          -------------------------------------------------------------------
                                          Earnings    Core Earnings     Book     Tangible Book        Assets
-------------------------------------------------------------------------------------------------------------
The Bank (at midpoint) MHC                   16.67            16.67   107.87%           107.87%        21.23%
-------------------------------------------------------------------------------------------------------------
Unadjusted MHC Trading Median                35.48            38.75   232.94%           234.75%        27.93%
-------------------------------------------------------------------------------------------------------------
(Discount) Premium                          -53.02%          -56.98%  -53.69%           -54.05%       -23.99%
-------------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations

  FIGURE 57 - MHC PRICING MULTIPLES TO THE BANK'S PRO FORMA SUPERMAXIMUM (MHC)


                                          -------------------------------------------------------------------
                                                                    Price Relative to
                                          -------------------------------------------------------------------
                                          Earnings    Core Earnings     Book     Tangible Book        Assets
-------------------------------------------------------------------------------------------------------------
The Bank (at the supermax) MHC               21.28            21.28   125.47%           125.47%        27.34%
-------------------------------------------------------------------------------------------------------------
Unadjusted MHC Trading Median                35.48            38.75   232.94%           234.75%        27.93%
-------------------------------------------------------------------------------------------------------------
(Discount) Premium                          -40.02%          -45.08%  -46.14%           -46.55%        -2.11%
-------------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations

Conversion Valuation Appraisal Report                                Page 1 - 81

Figures 58 and 59 provide a comparison of the Bank's multiples on a fully converted basis to MHC trading multiples on a fully converted basis, with discounts of approximately 37% and 25% for the midpoint and supermaximum, respectively.

     FIGURE 58 - ADJUSTED MHC PRICING MULTIPLES TO THE BANK'S PRO MIDPOINT
                                     (MHC)

                                                        Price Relative to
                                                   ------------------------
                                                   Earnings            Book
                                                   --------            ----
The Bank (at the midpoint) Full Conversion            14.08            72.67%
MHC Full Conversion Median Trading (4/30/98)          22.30           116.40%
(Discount) Premium                                   (36.86)%         (37.57)%

Source:  FinPro Calculations

          FIGURE 59 - ADJUSTED MHC PRICING MULTIPLES TO THE BANK'S PRO
                               SUPERMAXIMUM (MHC)


                                                        Price Relative to
                                                   ------------------------
                                                   Earnings            Book
                                                   --------            ----
The Bank (at the supermax) Full Conversion            17.24            79.94%
MHC Full Conversion Median Trading (4/30/98)          22.30           116.40%
(Discount) Premium                                   (22.69)%         (31.32)%

Source:  FinPro Calculations

Conversion Valuation Appraisal Report                                Page 1 - 82





                 VALUATION CONCLUSION


It is, therefore, our opinion that as of June 12, 1998, the estimated pro-forma market value of the Bank in a full offering was $58,900,000 at the midpoint of a range with a minimum of $50,065,000 to a maximum of $67,735,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or supermaximum value in a full offering is $77,895,250. The stock will be issued at $10.00 per share.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 45% will equal 2,252,925 shares, 2,650,500 shares, 3,048,075 shares and 3,505,286 shares at the minimum, midpoint, maximum and supermaximum, respectively. The resulting gross proceeds of the public offering will equal:

                                             Total      Price per      Total
Conclusion                                   Shares       Share        Value
Appraised Value - $50,065,000 at 45%        2,252,925      $10       $22,529,250
Appraised Value - $58,900,000 at 45%        2,650,500      $10       $26,505,000
Appraised Value - $67,735,000 at 45%        3,048,075      $10       $30,480,750
Appraised Value - $77,895,250 at 45%        3,505,286      $10       $35,052,860

Pro-forma comparisons of the Bank's value range with the Comparable Group, all public thrifts, and New York public thrifts are shown in Exhibits 10 through 12.